UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Thursday, May 8, 2014, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 10, 2014, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 30, 2014, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 10, 2014, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Thomas C. Wajnert

Chairman of the Board

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders

To be Held on Thursday, May 8, 2014

March 21, 2014

To our Shareholders:

The 2014 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Thursday, May 8, 2014, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect five Class I directors to serve until the 2017 annual meeting of shareholders and one Class II director to serve until the 2015 annual meeting of shareholders;

(2)	to approve the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan;

(3)	to approve, on an advisory basis, the compensation of RAI’s named executive officers;

(4)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2014 fiscal year;

(5)	to act on two shareholder proposals, if presented by their proponents; and

(6)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 10, 2014, are entitled to notice of, and to vote at, the 2014 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III

Secretary

Reynolds American Inc.

401 North Main Street

P.O. Box 2990

Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2014 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2014 annual meeting. Please read it carefully.

In accordance with certain rules of the U.S. Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement and proxy card, our 2013 Annual Report on Form 10-K and a letter from our Chairman of the Board and our President and Chief Executive Officer) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March 21, 2014, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our Savings Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March 21, 2014. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2014 annual meeting are set forth below:

Date:	Thursday, May 8, 2014

Time:	9:00 a.m. (Eastern Time)

Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2014 annual meeting will be limited to our shareholders as of the record date of March 10, 2014, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 30, 2014, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 10, 2014, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain your admittance ticket at the annual meeting.

The 2014 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as our Bylaws, and North Carolina law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m. (Eastern Time).

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 7, 2014, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, telephone number (336)  741-5162.

What is the purpose of the annual meeting?

At our 2014 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting:

•	the election of directors;

•	the approval of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan, referred to as the Restated Omnibus Plan;

•

the approval, on an advisory basis, of the compensation of our executive officers named in the 2013 Summary Compensation Table below (each officer named in such table is referred to as a named executive officer);

•	the ratification of the appointment of our independent auditors for our 2014 fiscal year; and

•	two shareholder proposals, if such proposals are presented by their proponents at the meeting.

RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	FOR the election of all director nominees;

•	FOR the approval of the Restated Omnibus Plan;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for our 2014 fiscal year;

•	AGAINST the shareholder proposals described on pages 94 to 99 of this proxy statement; and

•	FOR or AGAINST any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a website referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 10, 2014, the record date, are entitled to vote. As of the record date, we had 536,476,730 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (Computershare), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2014 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the Savings Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the Savings Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the Savings Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2014 annual meeting, then your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors**	Election of each director nominee requires that the nominee receive a majority of the votes cast at the meeting with respect to the director’s election.

• Item 2:	Approval of the Restated Omnibus Plan	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

• Item 3:	Advisory vote to approve the compensation of our named executive officers	Approval requires the affirmative vote of a majority of the votes cast at the meeting, although such vote is only advisory and will not be binding on us.

• Item 4:	Ratification of the appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

• Items 5 and 6:	Shareholder proposals	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	Under the rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, your bank or broker may not vote your shares on Items 1-3, 5 and 6 without instructions from you. Without your voting instructions, a broker non-vote will occur on Items 1-3, 5 and 6. Your bank or broker is permitted to vote your shares on Item 4 even if it does not receive voting instructions from you. Abstentions and broker non-votes will not be counted as votes cast.

**	In the election of directors, a majority of the votes cast means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” a director nominee. Pursuant to RAI’s Corporate Governance Guidelines, any director who does not receive a majority of the votes cast shall tender his or her resignation to the Board following certification of the vote. The Board’s Corporate Governance and Nominating Committee will consider the resignation offer and, after considering all factors it deems relevant, recommend to the Board whether to accept or reject the offer. A director whose resignation is rejected by the Board will continue to serve as a director until his or her successor is duly elected and qualified, or his or her earlier death, subsequent resignation or removal. The Board will act on the recommendation, after considering all factors the Board believes to be relevant, and publicly disclose its decision in a press release within 90 days after the certification of the election results.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as the inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspector of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2014 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our website at www.reynoldsamerican.com. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the 2014 annual meeting. A copy of this Current Report on Form  8-K will be available on our website after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the website http://enroll.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to our website at www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Annual Report on Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 25, 2014, to May 8, 2014. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholder list available for inspection to any shareholder or his or her representative during the 2014 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.

Shareholder Services

P.O. Box 2990

Winston-Salem, NC 27102-2990

(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 13 directors who are divided into three classes, two classes of four directors each and one class of five directors, with each class serving staggered terms of three years. The five Class I directors have a term ending on the date of the 2014 annual meeting, the four Class II directors have a term ending on the date of the 2015 annual meeting, and the four Class III directors have a term ending on the date of the 2016 annual meeting. Pursuant to our Amended and Restated Articles of Incorporation, as further amended, referred to as our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class I director has been nominated for re-election to such class at the 2014 annual meeting: Susan M. Cameron, Luc Jobin, Nana Mensah and John J. Zillmer. If re-elected at the 2014 annual meeting, such persons will hold office until the 2017 annual meeting or until their successors have been elected and qualified. If any such person is not re-elected at the 2014 annual meeting, he or she will be required to tender his or her resignation from the Board. The Board then may choose to accept or reject such resignation. For more information, see “Information about the Annual Meeting and Voting – How many votes are required to elect directors and adopt the other proposals?” above.

In addition to the foregoing persons nominated for re-election as Class I directors, Ronald S. Rolfe and Sir Nicholas Scheele have been nominated for election to the Board as Class I and Class II directors, respectively, at the 2014 annual meeting. Mr. Rolfe has been nominated for election as a Class I director to fill the vacancy in Class I resulting from the expiration of the term of H. Richard Kahler. Mr. Scheele has been nominated for election as a Class II director to fill the vacancy in Class II resulting from the previously disclosed retirement of H.G.L. (Hugo) Powell. If elected at the 2014 annual meeting, Mr. Rolfe, like the other Class I directors, will hold office until the 2017 annual meeting or until his successor has been elected and qualified, and Mr. Scheele, like the other Class II directors, will hold office until the 2015 annual meeting or until his successor has been elected and qualified.

If all the nominees are elected then the Board will consist of 14 directors — five Class I directors, five Class II directors and four Class III directors.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Mr. Rolfe as a nominee for election to the Board as a Class I director and Mr. Scheele as a nominee for election to the Board as a Class II director. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, has recommended Ms. Cameron and Messrs. Jobin, Mensah and Zillmer as nominees for re-election to the Board as Class I directors. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are H. Richard Kahler (a Class I director whose term expires on the date of the 2014 annual meeting), John P. Daly (a Class II director), Martin D. Feinstein (a Class III director) and Neil R.Withington (a Class III director). As previously disclosed, Mr. Powell, a director designated by B&W pursuant to the Governance Agreement, retired as a Class II director effective December 5, 2013.

Your proxy will vote for each of the nominees for directors unless you specifically vote against, or affirmatively abstain from voting with respect to, a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the five Class I director nominees and the one Class II director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2014 annual meeting and regarding the other persons who will continue to serve on the Board after the 2014 annual meeting is set forth below:

Director Nominees

Name	Age	Business Experience

Class I Directors (terms to expire in 2017)

Susan M. Cameron	55	Ms. Cameron is the retired President and Chief Executive Officer of RAI, which position she held from January 2004 to February 2011, and also served as the Chairman of the Board of RAI from January 2006 to October 2010. She also served as President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI, from January 2010 to February 2011. In addition, Ms. Cameron served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, from July 2004 to May 2008. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Cameron also served as a director of B&W from 2000 to 2004, and Chairman of the Board of B&W from January 2003 to 2004. Prior to 2001, Ms. Cameron held various marketing positions with B&W and BAT after joining B&W in 1981. Ms. Cameron served on the Board of RAI from January 2004 to February 2011, and re-commenced serving on the Board of RAI as of December 5, 2013. She also currently serves on the boards of directors of R.R. Donnelley & Sons Company and Tupperware Brands Corporation. In addition, Ms. Cameron is a member of the board of trustees of the University of Florida Foundation.

		The Board believes that Ms. Cameron, with her more than 30 years of experience in the tobacco industry, including her prior service as the Chairman, President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Ms. Cameron’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Name	Age	Business Experience

Luc Jobin	54	Mr. Jobin has been Executive Vice President and Chief Financial Officer of Canadian National Railway Company, referred to as CN, a rail and related transportation business, since June 2009. Prior to joining CN, Mr. Jobin was Executive Vice President of Power Corporation of Canada, referred to as PCC, an international management and holding company, from February 2005 to April 2009, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as President and Chief Executive Officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also currently serves on the boards of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer, and The Tolerance Foundation.

		The Board believes that Mr. Jobin, with his 34 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. Mr. Jobin’s service on non-profit boards also brings additional experience and insight to the Board.

Nana Mensah	61	Mr. Mensah has been the Chairman and Chief Executive Officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also currently serves on the board of trustees of the Children’s Miracle Network Hospitals, and the boards of directors of World Trade Center Kentucky, a non-profit organization assisting Kentucky companies with imports, exports and overseas operations, and Hospice of the Bluegrass.

		The Board believes that Mr. Mensah, with his 37 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of national quick-service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on private company and non-profit boards brings valuable experience and insight to the Board.

Name	Age	Business Experience

Ronald S. Rolfe	68	Mr. Rolfe is a retired partner of the law firm of Cravath, Swaine & Moore LLP. Mr. Rolfe joined Cravath as an Associate in 1970 and was a Partner from 1977 until his retirement in December 2010. He currently serves on the boards of directors of Noranda Aluminum Holding Corporation and Berry Plastics Group, Inc. In addition, Mr. Rolfe currently serves on the boards of directors of privately held Advanced Assessment Systems, Inc. and TuneCore, Inc., on the boards of trustees of The Allen-Stevenson School and De La Salle Academy, and is a trustee emeritus of The Lawrenceville School.

		The Board believes that Mr. Rolfe, with his more than 40 years of legal experience advising boards of directors and senior management of publicly traded and private companies, including companies in the tobacco industry, on a wide range of antitrust, securities, litigation and corporate governance matters, brings to the Board strong leadership skills, valuable legal expertise on the legal issues related to the tobacco industry and extensive knowledge in the areas of corporate governance; compliance; litigation; and mergers and acquisitions. In addition, Mr. Rolfe’s service on other public and private company boards and committees brings valuable experience and insight to the Board. Mr. Rolfe is one of the independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

John J. Zillmer	58	Mr. Zillmer is the retired Executive Chairman of Univar, a leading global distributor of industrial and specialty chemicals and related services, which position he held from May 2012 to December 2012. He served as President and Chief Executive Officer of Univar from October 2009 to May 2012. Prior to joining Univar, he was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 to January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation. Prior to 2000, he served in various management positions with ARAMARK, which he joined in 1986. Mr. Zillmer served on the board of directors of Univar from October 2009 to December 2012. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also currently serves on the board of directors of Ecolab Inc.

		The Board believes that Mr. Zillmer, with his 37 years of operational and financial management experience, including his service as the chief executive officer of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; management of global operations; capital investments; and executive compensation. In addition, Mr. Zillmer’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Name	Age	Business Experience

Class II Director (term to expire in 2015)

Sir Nicholas Scheele	70	Mr. Scheele is the retired President and Chief Operating Office of Ford Motor Company, a global automotive company, which position he held from 2001 to 2005. He also served as the Group Vice President of Ford North America in 2001, Chairman and Chief Executive Officer of Ford of Europe from 2000 to 2001 and Chairman and Chief Executive Officer of Jaguar from 1992 to 1999. Prior to 1992, Mr. Scheele held various management positions with Ford Motor Company after joining Ford in 1966. Mr. Scheele received a knighthood in 2001 for services to British exports, and he served as Chancellor of Warwick University from 2002 to 2008. Mr. Scheele served on the boards of directors of BAT from February 2005 to April 2013; Ford Motor Company from October 2001 to January 2005; and Grupo Proeza SA from 2005 to 2013. He currently serves as Chairman of Key Safety Systems, Inc., Chairman of Global Metalsa SA de CV, and Chairman of Stackpole International.

		The Board believes that Mr. Scheele, with his nearly 40 years of operational and executive management experience in the automotive industry, including his service as the president and chief operating officer of a global automotive company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; mergers and acquisitions; risk management; and corporate governance. In addition, Mr. Scheele’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. Mr. Scheele is one of the independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Continuing Directors

Class II Directors (terms expiring in 2015)

John P. Daly	57	Mr. Daly was the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, from September 2010 to December 2013, and plans to retire from BAT in April 2014. He has served as a director of BAT since January 2010. After the 1999 merger of Rothmans International with BAT, Mr. Daly became BAT’s Regional Manager for the Middle East, Subcontinent and Central Asia, and was appointed Area Director for the Middle East and North Africa in 2001. Mr. Daly joined the management board of BAT upon his appointment as Regional Director for Asia-Pacific in 2004. Prior to joining the tobacco industry, Mr. Daly spent 14 years in the pharmaceutical industry in the United Kingdom and Ireland. Mr. Daly commenced serving on the Board of RAI as of December 1, 2010.

The Board believes that Mr. Daly, with his more than 23 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the operational and financial issues related to the tobacco industry; and his 14 years of experience in the pharmaceutical industry brings additional knowledge in the area of governmental regulation of food and drugs. Mr. Daly’s service on the board of directors of BAT also brings valuable experience and insight to the Board. In addition, Mr. Daly is one of the non-independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Holly Keller Koeppel	55	Ms. Koeppel has served as the Co-Head of Citi Infrastructure Investors, an investment fund focused on investment opportunities within the infrastructure sectors, since January 2010. Previously, Ms. Koeppel was an executive vice president of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, from 2002 to December 2009. She also was the chief financial officer of AEP from 2006 to September 2009. Prior to 2006, Ms. Koeppel held various other management positions with AEP, which she joined in 2000. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She also currently serves on the boards of directors of Integrys Energy Group, Inc., Itínere Infraestructuras S.A., Kelda Group, and DP World Australia, where she serves as chairperson. Ms. Koeppel also is a member of The Ohio State University Dean’s Advisory Council.

		The Board believes that Ms. Koeppel, with her more than 33 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; governmental regulation; mergers and acquisitions; and executive compensation. In addition, Ms. Koeppel’s service on other boards brings valuable experience and insight to the Board.

Richard E. Thornburgh	61	Mr. Thornburgh has been Vice Chairman of Corsair Capital, LLC, a private equity firm focused on investing in the global financial services industry, since 2006. Prior to joining Corsair, Mr. Thornburgh held various executive positions with Credit Suisse Group AG, a global banking and financial services company, most recently serving as Executive Vice Chairman of Credit Suisse First Boston, referred to as CSFB and now called Credit Suisse. From 1996 to 2005, he served on the Executive Board of Credit Suisse Group as the Chief Financial Officer of Credit Suisse Group, Vice Chairman of the Executive Board of CSFB and Chief Risk Officer of Credit Suisse Group. Mr. Thornburgh commenced serving on the Board of RAI as of December 2, 2011. He also currently serves on the boards of directors of Credit Suisse Group AG, McGraw-Hill Financial, Inc. and NewStar Financial, Inc.

		The Board believes that Mr. Thornburgh, with his over 37 years of operational and financial management experience in the banking and financial services industry, including his service as the executive vice chairman of a global banking and financial services company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; management of global operations; financial reporting, accounting and controls; mergers and acquisitions; risk management; and corporate governance. Mr. Thornburgh’s service on other public and private company boards and committees also brings valuable experience and insight to the Board.

Name	Age	Business Experience

Thomas C. Wajnert	70	Mr. Wajnert has been the Non-Executive Chairman of the Board of RAI, referred to as the Non-Executive Chairman, since November 1, 2010. Prior to that date, he served as the Board’s Lead Director from May 2008 to October 2010. Mr. Wajnert has been a Senior Managing Director of The AltaGroup, LLC, a global consulting organization providing advisory services to the financial services industry, since January 2011. He was self-employed from July 2006 to December 2010, providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert served on the boards of directors of NYFIX, Inc. from October 2004 to November 2009, and UDR, Inc. from November 2006 to May 2012. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also currently serves on the boards of directors of Solera Holdings, Inc., International Financial Group, Inc., a privately held specialty insurance company, and Luther Burbank Savings, a privately held federally insured and regulated bank.

		The Board believes that Mr. Wajnert, with his nearly 39 years of operational and executive management experience, including his service as both the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private company boards and committees, and his role in providing advisory services to public and private companies and private equity firms, bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, RAI’s directors elected Mr. Wajnert as the Non-Executive Chairman, effective November 1, 2010, and the Board’s Lead Director from May 2008 to October 2010.

Name	Age	Business Experience

Class III Directors (terms expiring in 2016)

Daniel M. Delen	48	Mr. Delen has been President and Chief Executive Officer of RAI since March 1, 2011. He served as the President and Chief Executive Officer-Elect of RAI from January 1, 2011 to February 28, 2011. Mr. Delen also has served as the President of RAISC since January 2011. Mr. Delen served as Chairman of the Board of RJR Tobacco from May 2008 to December 2010. From January 2007 to December 2010, he also served as the President and Chief Executive Officer of RJR Tobacco. Prior to joining RJR Tobacco, Mr. Delen was President of BAT Ltd. — Japan from August 2004 to December 2006, and prior to that time, held various other positions with BAT after joining BAT in 1989. Mr. Delen commenced serving on the Board of RAI as of January 1, 2011. He also is a member of the board of trustees of Wake Forest University.

		The Board believes that Mr. Delen, with his more than 24 years of domestic and international experience in the tobacco industry, including his current service as the President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Mr. Delen’s service on non-profit boards also brings additional experience and insight to the Board.

Martin D. Feinstein	65	Mr. Feinstein is the retired Chairman of Farmers Group, Inc., a provider of personal property/casualty insurance, and Farmers New World Life Insurance Company, a provider of life insurance and annuities, which positions he held from 1997 to July 2005. He also served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also currently serves on the board of directors of Amlin p.l.c.

		The Board believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including his service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Feinstein is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Lionel L. Nowell, III	59	Mr. Nowell retired in 2009 from PepsiCo, one of the world’s largest food and beverage companies, where he served as the Senior Vice President and Treasurer from August 2001 to May 2009. Prior to that time, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR Nabisco, Inc., where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also currently serves on the boards of directors of American Electric Power Company, Inc. and Bank of America Corporation. In addition, he serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the American Institute of Certified Public Accountants and the Ohio Society of CPAs.

		The Board believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Neil R. Withington	57	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

		The Board believes that Mr. Withington, with his more than 20 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable legal expertise on the legal issues related to the tobacco industry, including smoking and health litigation. In addition, Mr. Withington is an executive officer of BAT designated by B&W under the terms of the Governance Agreement.

Governance Agreement

Nomination and Election of Directors and Related Matters

In connection with the business combination transactions consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, collectively referred to as the Business Combination, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 13 persons. Under the terms of the Governance Agreement, the Board’s nominated slate, referred to as management’s slate of nominees, is chosen as follows:

Nominator	Nominee
B&W	B&W has the right to designate for nomination five directors, referred to as the investor directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.

Governance Committee	The Governance Committee will recommend to the Board for nomination:

• the chief executive officer of RAI or equivalent senior executive officer of RAI, and
• the remaining directors, each of whom is required to be an independent director (unless otherwise agreed).

The number of directors B&W is entitled to designate for nomination to the Board could be lower due to future reductions in the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:
• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

The ownership thresholds described above will not reflect any decreases in B&W’s percentage ownership due to issuances of equity securities by RAI.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number. B&W is entitled to approximately proportionate representation, as designated by B&W, on all Board committees so long as any BAT nominee is on the Board.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law mandating, or imposing as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. The Governance Agreement further provides that no person shall be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

In connection with the retirement of Mr. Powell, B&W agreed to the election of Ms. Cameron as a member of Class I and waived its right to designate for election a fifth investor director prior to the 2014 annual meeting. It was also agreed that, in the event the fifth investor director designated by B&W is elected at the 2014 annual meeting and all other directors now serving continue to serve as members of the Board, the size of the Board will temporarily increase to 14 members until such time as one of the existing members of the Board (other than any of the investor directors or the CEO) ceases to be a member of the Board (after which the Board size will return to 13 members).

With respect to the designation of Mr. Scheele as nominee for election to Class II, B&W requested and received a waiver from RAI to any objection to B&W’s designation of Mr. Scheele as an “independent director” under the terms of the Governance Agreement. Although Mr. Scheele was a director of BAT during the three years immediately preceding his designation by B&W, Mr. Scheele retired from BAT’s board of directors in April 2013, and he would be considered an “independent director” of RAI under the NYSE listing standards. In addition, Mr. Scheele would be considered an “independent director” of BAT under the NYSE listing standards, assuming the NYSE listing standards were applicable to BAT.

Pursuant to the Governance Agreement, in any election of directors, as long as after that election the Board will include the number of directors properly designated by B&W (and assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries are required to vote, and have given RAI an irrevocable proxy to vote, their shares of RAI common stock in favor of management’s slate of nominees (and against the removal of any director elected as one of management’s slate of nominees). For the 2014 annual meeting, management’s slate of nominees consists of Ms. Cameron and Messrs. Jobin, Mensah, Rolfe and Zillmer for Class I and Mr. Scheele for Class II. Under the Governance Agreement, however, BAT and its subsidiaries would not be required to vote in favor of management’s slate of nominees (or against a removal) at a particular shareholders’ meeting if an unaffiliated third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. In any other matter submitted to a vote of RAI’s shareholders, BAT and its subsidiaries may vote their RAI shares in their sole discretion.

The Governance Agreement requires the approval of B&W, as an RAI shareholder, or the B&W-designated directors in order for RAI to take various actions. The approval of a majority of the B&W-designated directors is required for:

•

RAI’s issuance of securities comprising (either directly or upon conversion or exercise) 5% or more of RAI’s voting power other than certain issuances for cash, if B&W’s percentage interest in RAI is at least 32%; and

•	RAI’s repurchase of its shares of common stock, subject to certain exceptions (including if a dividends-declared threshold has been met), if B&W’s percentage interest in RAI is at least 25%.

The approval of B&W, as an RAI shareholder, is required for:

•	any RAI action which would discriminatorily impose limitations, or deny benefits to, BAT and its subsidiaries as RAI shareholders;

•	any RAI disposition of RAI intellectual property relating to certain B&W international brands, subject to exceptions;

•	specified amendments to RAI’s Articles of Incorporation, Bylaws or Board committee charters related to matters covered by the Governance Agreement; and

•

the adoption of takeover defense measures applicable to the acquisition of beneficial ownership of any RAI equity securities by BAT or its subsidiaries, other than the replacement or extension of RAI’s current shareholder rights plan.

The Governance Agreement also requires that any material contract or transaction between RAI or its subsidiaries and BAT or its subsidiaries be approved by a majority of RAI’s independent directors not designated by B&W.

The nomination, election and other provisions described above will remain in effect indefinitely, unless terminated as described below.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock during the Standstill Period (as defined below), referred to as the standstill provisions. (However, BAT and its subsidiaries may acquire additional RAI shares if their total RAI percentage ownership would not exceed approximately 42%, as adjusted downwards to reflect their prior dispositions of RAI shares.) Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain other actions, including, without limitation, seeking or soliciting a merger or a sale of RAI stock or assets, forming a “group” with other shareholders with respect to RAI common stock, participating in certain proxy solicitations with respect to RAI common stock, and seeking additional representation on RAI’s Board or the removal of any RAI director not nominated by B&W. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made to the RAI Board (and, in certain circumstances, to RAI shareholders if the RAI Board rejects the BAT offer) following a third party offer to enter into a significant transaction. For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the share voting power or the consolidated total assets of RAI would be acquired by any person or group.

These standstill provisions will expire on the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period prior to expiration is referred to as the Standstill Period) unless terminated as described below. After the expiration of the standstill provisions, the provisions relating to the nomination and election of directors and related matters described above will remain in effect.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. These transfer restrictions will remain in effect indefinitely unless terminated as described below. Specifically, BAT and its subsidiaries may not, except in a third party tender offer that the RAI Board has not rejected:

•

sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party or group would beneficially own (or have the right to acquire) 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•

in any six-month period, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement.

Termination of the Governance Agreement

The Governance Agreement will terminate automatically and in its entirety if B&W’s ownership interest in RAI increases to 100%, or falls below 15%, referred to as a 15% termination, or if a third party or group beneficially owns or controls more than 50%, referred to as a third party termination, of the voting power of all of RAI’s voting stock.

BAT and B&W may elect to terminate the Governance Agreement in its entirety, in each case after notice and opportunity to cure, if B&W nominees proposed in accordance with the Governance Agreement are not elected to serve on the RAI Board or its committees, referred to as an election termination, or if RAI has deprived B&W nominees of such representation for “fiduciary” reasons, referred to as a fiduciary termination, or has willfully deprived B&W or its board nominees of any veto rights, referred to as a veto termination.

BAT and B&W also may terminate the standstill, the restriction on Board representation in excess of proportionate representation, the obligation to vote its shares of RAI common stock for the management’s slate of director nominees (and related irrevocable proxy), and the RAI share transfer restrictions of the Governance Agreement if RAI willfully and deliberately breaches, after notice and opportunity to cure, the provisions regarding B&W’s Board and Board committee representation, referred to as a willful termination.

RAI may elect to terminate BAT and B&W’s Board representation rights under the Governance Agreement, while the other obligations and restrictions on BAT and B&W continue, if BAT or B&W willfully and deliberately takes any action or fails to take an action, after notice and opportunity to cure, that results in a breach of the standstill provisions of the Governance Agreement. This termination is referred to as a BAT standstill breach termination.

Effect of Termination of the Governance Agreement on RAI Shareholder Rights Plan

RAI has a shareholder rights plan, referred to as the rights plan, which imposes a substantial penalty upon any person or group that acquires beneficial ownership of 15% or more of the outstanding shares of RAI common stock without the approval of the RAI Board. However, B&W and BAT are generally exempted from the application of the rights plan.

However, termination of some or all of the provisions of the Governance Agreement would have differing effects on the applicability of the rights plan to B&W and BAT. If a 15% termination occurred, the rights plan would fully apply to B&W and BAT. If a third party termination occurred, the rights plan would not apply to B&W and BAT. If an election termination, a fiduciary termination, or a veto termination occurred, the rights plan would apply if B&W or BAT were to increase their RAI share ownership above approximately 43% (or higher if the termination occurred after the July 30, 2014 expiration of the standstill provisions and B&W and BAT had increased their RAI share ownership above 43%). If a willful termination occurred, the rights plan would not apply to B&W and BAT. If a BAT standstill breach termination occurred, the rights plan would apply to B&W and BAT at the level of ownership to which they are restricted under the standstill provisions.

Although the Governance Agreement requires the approval of B&W for RAI or any of its subsidiaries to adopt or implement any takeover defense measures, including a shareholder rights plan, that would apply to the acquisition of beneficial ownership of shares of RAI common stock by BAT or any of its subsidiaries, RAI is permitted to enter into a replacement or extension of its current rights plan, which expires on July 30, 2014, as long as it is in the same form.

Registration Rights

The Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances. The disposition of RAI common stock by BAT and its subsidiaries using registration rights is subject to the transfer restrictions described above.

Share Repurchase Program

In November 2011, RAI and B&W entered into an agreement pursuant to which B&W agreed to participate in RAI’s share repurchase program on a basis approximately proportionate with B&W’s approximately 42% ownership of RAI’s equity, and the Governance Agreement was amended accordingly. For more information, see “Certain Relationships and Related Transactions — 2013 Related Person Transactions” below.

The preceding is a summary of the material terms of the Governance Agreement and is qualified in its entirety by reference to the full text of the Governance Agreement, which, together with Amendments No. 1, No. 2 and No. 3 to the Governance Agreement, are included as Exhibits 10.8, 10.9, 10.10 and 10.11, respectively, to our 2013 Annual Report on Form 10-K, as defined below. You are encouraged to read the Governance Agreement carefully as it contains important information about the governance of RAI.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI;

•

the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

For purposes of this determination of director independence, references to “RAI” include RAI and any affiliate or subsidiary of RAI. The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are (or was, in the case of Mr. Powell, who retired from the Board in December 2013; or would be, in the case of Messrs. Rolfe and Scheele, as director nominees) independent within the meaning of the foregoing NYSE listing standards: Martin D. Feinstein, Luc Jobin, H. Richard Kahler, Holly Keller Koeppel, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Ronald S. Rolfe, Nicholas Scheele, Richard E. Thornburgh, Thomas C. Wajnert and John J. Zillmer. None of the foregoing independent directors had any relationship with RAI, other than being a director and/or shareholder of RAI, except Mr. Thornburgh, who serves on the boards of directors of two companies — one of which has a subsidiary that (1) is one of the lenders under RAI’s senior unsecured revolving credit facility, (2) was one of the lenders under RAI’s term loan entered into and satisfied during 2013, and (3) was an underwriter in connection with RAI’s 2013 issuance of certain debt securities, and the other of which has a subsidiary that provides credit rating services to RAI; and Mr. Zillmer, who is the retired Executive Chairman of a company from which two of RAI’s subsidiaries purchased certain raw materials during 2013. Such relationships and transactions were approved under RAI’s Related Person Transaction Policy and it was determined that none of such relationships and transactions precluded a finding that either Mr. Thornburgh or Mr. Zillmer was independent or constituted a related party transaction requiring disclosure under the heading “Certain Relationships and Related Transactions — 2013 Related Person Transactions” below.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, the Governance Committee, and the Strategic Matters Review Committee. All of the current standing committees of the Board are comprised of non-management directors, each who are independent as defined by applicable NYSE listing standards (except for Ms. Cameron and Mr. Daly — who only serve on the Strategic Matters Review Committee, whose written charter only requires a majority of the members to be independent), including those as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees is required to have at least five members, though currently the Audit Committee, the Compensation Committee and the Governance Committee each have one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. At this time, B&W has agreed to designate only one of its two designees to serve on each of the Audit Committee, the Compensation Committee and the Governance Committee. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s four standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

	RAI Board Standing Committees
Director	Audit Committee		Compensation Committee		Governance Committee		Strategic Matters Review Committee
Susan M. Cameron							X
John P. Daly(1)							X
Martin D. Feinstein(1)(2)(3)	X	(4)			X		X
Luc Jobin(2)	X						X
H. Richard Kahler(1)(2)			X
Holly Keller Koeppel(2)			X		X
Nana Mensah(2)			X	(4)	X
Lionel L. Nowell, III(2)	X
Richard E. Thornburgh(2)	X						X
Thomas C. Wajnert(2)(5)							X	(4)
John J. Zillmer(2)			X		X	(4)

Number of Meetings in 2013	13		7		13		10

(1)	A B&W designee.

(2)	Independent, non-management director.

(3)	The Board has determined that Mr. Feinstein meets the definition of an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

(4)	Chair of committee.

(5)	Mr. Wajnert, as the Non-Executive Chairman, is invited to attend and speak at all committee meetings in which he is not a member.

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries;

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI and its subsidiaries;

•	that management has established and maintained processes to assure compliance by RAI and its subsidiaries with all applicable laws, regulations and RAI policies;

•	that management has established and maintained processes to ensure adequate enterprise risk management;

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department; and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.    The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries; and

•

overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer, which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer;

•	approves, or makes recommendations to the Board with respect to, compensation and long-term incentive grants to all of RAI’s executive officers, including the Chief Executive Officer;

•	reviews and evaluates risks arising from RAI’s compensation policies and practices;

•	reviews and evaluates compensation consultant, legal counsel and other advisor independence; and

•	administers certain plans and programs relating to employee benefits, incentives and compensation.

The Compensation Committee is responsible for evaluating the Chief Executive Officer’s performance, with input from all members of the Board. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies and procedures relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation.    Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for senior executives at the Executive Vice President level or below (except for RAI’s Chief Financial Officer, RAI’s General Counsel and RJR Tobacco’s President) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2013, the Compensation Committee delegated to a committee consisting of Mr. Delen, as RAI’s President and Chief Executive Officer, and Lisa J. Caldwell, as RAI’s Executive Vice President and Chief Human Resources Officer, the authority during the remainder of 2013 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority were required to have the same terms as the grants made to other employees as of March 1, 2013, and any such additional long-term incentive grants could not cause the maximum amount of the total 2013 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2013 Long-Term Incentives” below for information regarding the general terms of the 2013 long-term incentive grants under the Omnibus Plan.

Compensation Consultants.    Under its charter, the Compensation Committee has the sole authority to retain or obtain the advice of a compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in discharging its responsibilities and carrying out its duties.

For 2013, the Compensation Committee again engaged Meridian Compensation Partners, LLC, referred to as Meridian, to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and compensation philosophy and objectives. Meridian provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary, annual incentive target levels and long-term incentive target awards. A representative of Meridian attended each regular meeting of the Compensation Committee in 2013. During 2013, the Compensation Committee requested that Meridian work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. For more information on Meridian’s role during 2013, see “Executive Compensation — Compensation Discussion and Analysis — Roles — Role of Compensation Consultant” below.

In the event (1) management of RAI or its subsidiaries desired to retain the same compensation consulting firm retained by the Compensation Committee to provide other compensation consulting services for positions at levels below those requiring the approval of the Committee, and (2) management expected that the fees payable to such firm for consulting services provided at management’s direction would exceed $1 million for such engagement or in the aggregate during any fiscal year, then, pursuant to procedures established by the Committee in February 2007, management would be required to obtain the prior approval of the Committee before engaging such firm. In 2013, management of RAI and its subsidiaries did not engage Meridian for any such compensation consulting services.

In 2013, the Governance Committee also engaged Meridian to assist in the evaluation of the compensation of RAI’s non-employee directors.

The Compensation Committee and the Governance Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, are not aware of any conflict of interest that has been raised by the work performed by Meridian. The Compensation Committee and Governance Committee also have assessed the independence of Meridian as required under the NYSE listing rules.

For 2014, each of the Compensation Committee and the Governance Committee has continued to engage Meridian as its independent compensation consultant.

Compensation Committee Interlocks and Insider Participation.    An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee; or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2013, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.    The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees;

•	reviews and evaluates shareholder proposals received for inclusion in proxy statements, including shareholder proposals relating to the nomination by shareholders of candidates to the Board;

•	recommends to the Board nominees for election as directors and candidates to serve as members and chairs of Board committees;

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business;

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees;

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation;

•

initiates and oversees annually an evaluation of the performance of the Board, the Board committees, the Non-Executive Chairman, and, in conjunction with the Non-Executive Chairman, the individual directors in meeting their respective corporate governance responsibilities;

•	reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns;

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer;

•

may recommend an independent director to serve as Non-Executive Chairman or, if there is no Non-Executive Chairman, as Lead Director, after consultation with the Chair of the Governance Committee or the Chairman of the Board, as applicable, in each case after individually discussing with each of the other directors such director’s preference for Non-Executive Chairman or Lead Director, as applicable, under the circumstances described below under “— Board Leadership Structure”; and

•

oversees the process by which RAI and its operating companies consider their relationship with BAT and B&W, and affiliates of BAT and B&W, including in connection with the expiration in July 2014 of certain agreements and certain provisions of the Governance Agreement between the parties.

Director Nomination Process.    The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director (if there is one). The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information;

•	the Governance Committee’s, the Board’s and management’s networks of contacts; and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board.

The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company;

•	extent of experience in business, finance or management;

•	geographic, gender, age and ethnic diversity;

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public; and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of five members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The current Board’s diversity also is reflected by the fact that it counts two women, two African Americans and three non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards;

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors;

•

a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director;

•

a Board member will not serve on more than four boards of public companies, and a member of the Audit Committee will not serve on more than three audit committees of public companies (in each case including RAI); and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 72nd birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.    Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of RAI common stock owned by the candidate;

•

any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act;

•

the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines; and

•

a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether nomination of a particular candidate would be consistent with the Governance Agreement;

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines;

•

whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above; and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2015 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 22, 2014, and November 21, 2014. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

Strategic Matters Review Committee

The Strategic Matters Review Committee:

•	at the request of management, reviews with, and provides advice to, management regarding the implementation of RAI’s strategy, innovation and investment opportunities;

•

at the request of management, reviews with, and provides advice to, management regarding smaller transactions that can be consummated without formal Board approval and the initial phases of potentially larger transactions; and

•

at the request of management or the Board, reviews with, and provides advice to, management regarding all phases of potentially larger transactions, and makes recommendations regarding such transactions to the Board for its consideration and approval, or when specifically directed and authorized by the Board, approves such transactions.

The Strategic Matters Review Committee meets in official meetings or advisory sessions, as designated by the Chair of the Committee in accordance with the Committee’s Charter, and the Chair of the Committee reports to the Board on the work of the Committee.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the Chief Executive Officer on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI and its shareholders given the circumstances at the time of such appointments. Similarly, the Board considers whether the roles of Chairman of the Board and Chief Executive Officer should be separate and whether the Chairman of the Board should be an independent director. In the event the Board decides to separate the roles of the Chairman of the Board and the Chief Executive Officer, and elect one of the independent directors as Non-Executive Chairman, such Non-Executive Chairman is expected to serve for at least three terms in succession. Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director.

Mr. Wajnert has served as Non-Executive Chairman since November 1, 2010. On May 9, 2013, the Board re-elected Mr. Wajnert as Non-Executive Chairman.

The Board believes that the existing leadership structure, under which Mr. Wajnert serves as Non-Executive Chairman, and Mr. Delen serves as President and Chief Executive Officer, is the most appropriate and in the best interests of RAI and its shareholders at this time. Given RAI’s current needs, the Board believes this structure is optimal for RAI: it allows Mr. Delen to focus on the day-to-day operation of the business, in particular the implementation of RAI’s “transforming tobacco” strategy, while allowing Mr. Wajnert to focus on leadership of the Board, including leading the Board in its review and assessment of the appropriateness of the long-term strategic plan and initiatives of RAI and its operating companies, the opportunities and risks that are inherent in such strategic plan, and the initiatives and risk control plans established to address such risks. Moreover, the Board believes Mr. Wajnert’s service as an independent Non-Executive Chairman will promote the Board’s consideration of diverse viewpoints and will facilitate communication between the Board and management.

Although the Board believes that this leadership structure is currently in the best interests of RAI and its shareholders, the Corporate Governance Guidelines provide the Board with the flexibility to elect the same individual to the position of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that returning to such a leadership structure would be appropriate.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present, and that each committee meeting agenda include time for an executive session with only independent directors present. The Non-Executive Chairman, if one has been elected, is responsible for presiding over executive sessions of the non-management directors and the independent directors. If a Lead Director has been appointed, then the Lead Director is responsible for presiding over such executive sessions. In the absence of the Non-Executive Chairman, or the Lead Director if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert currently serves as the Non-Executive Chairman and Mr. Zillmer currently serves as the Chair of the Governance Committee.

During 2013, there were 12 meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member (held during the period during which he or she was a director and has served on any such committee). The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 9, 2013, attended our annual shareholders’ meeting held on that date.

Risk Oversight

The Board, together with its Audit Committee, Compensation Committee and Governance Committee, is primarily responsible for overseeing RAI’s risk management. The Non-Executive Chairman is responsible for leading the Board in its risk oversight role, particularly as to governance, critical enterprise, business management, external and reputational risks, and ensuring the Board understands and sets the company’s risk profile. The Non-Executive Chairman, with input from the Governance Committee, also coordinates with the Chairs of the Audit Committee and the Compensation Committee to ensure that their respective board committees are overseeing the management of the risks particular to their subject areas and are communicating the material information about such risks to the full Board so that it can view RAI’s risks on a fully integrated basis. On a semi-annual basis, management of RAI and its subsidiaries, under the direction of RAI’s general auditor, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, litigation risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. The Audit Committee and the Compensation Committee also each regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the Chief Executive Officer and President, on the one hand, and the non-management directors, including the Non-Executive Chairman, on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provide to our non-employee directors (other than Messrs. Daly and Withington, both of whom were full-time employees of BAT during 2013) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays to BAT for the service of Messrs. Daly and Withington as directors of RAI. Our non-employee directors (other than Messrs. Daly and Withington) are collectively referred to as Outside Directors. RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation and any additional lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside independent compensation consultant, periodically evaluates and recommends to the full Board changes to the compensation program for RAI’s non-employee directors. In 2013, the Governance Committee used Meridian to evaluate and provide recommendations regarding the compensation program for the non-employee directors and the Non-Executive Chairman. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2013.

2013 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash(4)($)	Stock Awards(5)($)	All Other Compensation(6)($)	Total($)
Susan M. Cameron(2)	4,769	88,727	56	93,552
Martin D. Feinstein	152,000	229,880	3,174	385,054
Luc Jobin	117,000	229,880	1,976	348,856
H. Richard Kahler	90,000	229,880	10,224	330,104
Holly Keller Koeppel	103,500	229,880	950	334,330
Nana Mensah	119,500	229,880	3,998	353,378
Lionel L. Nowell, III	100,500	229,880	2,686	333,066
H.G.L. (Hugo) Powell(3)	127,347	227,054	10,950	365,351
Richard E. Thornburgh	120,000	229,880	7,830	357,710
Thomas C. Wajnert	378,000	459,760	4,280	842,040
John J. Zillmer	110,206	229,880	1,466	341,552

(1)	As an employee director, Mr. Delen received no compensation for his service on the Board during 2013. See “Executive Compensation” below for information regarding the compensation that he received in his capacity as a named executive officer. During 2013, RAI did not pay any compensation directly to Messrs. Daly or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays to BAT for the Board service of such persons.

(2)	On December 5, 2013, the Board elected Ms. Cameron to serve as a director.

(3)	Mr. Powell retired from the Board effective December 5, 2013.

(4)	The amounts in this column include Board and Board committee retainers paid for service in 2013 and fees paid for Board and Board committee meetings attended in 2013. In the case of Mr. Wajnert, the amount is comprised of: (a) the $270,000 retainer fee paid to him for his service as Non-Executive Chairman and (b) the sum of $108,000 representing twelve months of the special projects support fee paid to him for advisory services he provided to RAI in connection with certain ongoing special projects. The Board approved the payment of the special projects support fee commencing in November 2012 and continuing until such time that the Governance Committee determines that the need for such special projects support by the Non-Executive Chairman is no longer necessary. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(5)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2013 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The aggregate grant date fair values include the individual grant date fair values for the following stock-based awards under the EIAP: (a) annual grants to each Outside Director (except Ms. Cameron) of 4,000 (or, in the case of the Non-Executive Chair, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of the Non-Executive Chair, 8,000) shares of RAI common stock based on the $47.47 per share closing price of RAI common stock on May 9, 2013; (b) in the case of Ms. Cameron, a prorated portion of the annual grant (1,700 deferred stock units) she received upon her appointment to the Board on December 5, 2013, based on the $50.53 per share closing price of RAI common stock on such date; and (c) quarterly grants to each Outside Director of deferred stock units based on the sum of $10,000 (or, in the case of the Non-Executive Chair, $20,000) for each such grant (or, in the case of Ms. Cameron and Mr. Powell, $2,826 and $7,174, respectively, representing the prorated amount for service of less than the full quarter in the fourth quarter of 2013). For additional information regarding these stock-based awards under the EIAP, see “— Equity Awards” below.

The amounts shown in this column do not equal the value that any director actually received during 2013 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 13 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 11, 2014, referred to as the 2013 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2013.

No stock options were granted to Outside Directors in 2013, and no stock options were held by Outside Directors as of December 31, 2013.

(6)	The amounts shown in this column for 2013 include:

(a)	the value of matching grants in the following amounts — Mr. Kahler: $7,750; Mr. Mensah: $1,546; Mr. Nowell: $1,220; Mr. Powell: $10,000; and Mr. Thornburgh: $5,000 — made on behalf of such directors pursuant to the program described below under “Other Benefits — Matching Grants Program”;

(b)	an amount up to $750 for a tablet computer, to be used for Board meetings, for Messrs. Feinstein, Jobin, Mensah and Thornburgh, the actual value of which was imputed to the individual director for income tax purposes;

(c)	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Messrs. Thornburgh and Wajnert, or their respective guests, on aircraft fractionally owned by RJR Tobacco (with such amounts, in the case of Messrs. Thornburgh and Wajnert, being $346 and $858, respectively), which amounts were imputed to them for income tax purposes; and

(d)	the cost of life insurance premiums, for all Outside Directors other than Mmes. Cameron and Koeppel and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director (excluding the Non-Executive Chairman) receives an annual retainer of $60,000.

•

The Non-Executive Chairman receives an annual retainer of $270,000. In addition, the Non-Executive Chairman currently receives an annual special projects support fee of $108,000, as described in footnote 4 to the 2013 Director Compensation Table above.

•

Each Outside Director (excluding the Non-Executive Chairman) who is a Chair of one of the following standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee: $20,000; Compensation Committee: $10,000; and Governance Committee: $10,000.

•	Each Outside Director (excluding the Non-Executive Chairman) on the Strategic Matters Review Committee receives a supplemental annual retainer of $7,500.

•

Each Outside Director (excluding the Non-Executive Chairman) receives a Board meeting attendance fee of $1,500, and members of each Board committee (excluding the Non-Executive Chairman) receive an attendance fee of $1,500 for each committee meeting attended. In addition, each Outside Director (excluding the Non-Executive Chairman) who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The DCP provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Prior to September 2012, upon election to the Board, an Outside Director received under the EIAP an initial stock award grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock, and upon appointment as a Non-Executive Chairman of the Board, such director received a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial stock award grant upon his or her election to the Board. Such initial stock award grants were eliminated in September 2012. In addition, pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 4,000 (or, in the case of a Non-Executive Chairman, 8,000) deferred stock units or, at the director’s election, 4,000 (or, in the case of a Non-Executive Chairman, 8,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual stock award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Directors initially elected after September 2012 to serve on the Board commencing on a date other than the annual meeting date and therefore not eligible to receive the annual stock award will receive a pro rata portion of the annual award. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial stock award or any annual stock award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the participating director’s death occurred and will be based upon the average closing price of RAI common stock during the last month of such quarter.

An aggregate of 2,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2013, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•

Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•

Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10 million. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, with the pro-rated premium for such coverage imputed to the director. Each Outside Director is responsible for maintaining, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•

Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his or her service on the Board.

•

All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $400 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.    All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a dollar-for-dollar basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board. The value of matching grants made on behalf of any director is included in the “All Other Compensation” column of the 2013 Director Compensation Table above.

Payment for Services of Certain Board Designees

In general, in consideration for the service of the two BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2013, the amount of the annual fee for each of the two BAT employee directors was $277,284. For 2014, the annual fee for the Board service of each of Messrs. Daly and Withington will be $306,436.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, the Non-Executive Chairman is expected to hold and retain a minimum of 40,000 shares of RAI common stock, and each other Outside Director is expected to hold and retain a minimum of 20,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold levels. Any shares of RAI common stock pledged as collateral by a director are not counted for purposes of the foregoing stock ownership guidelines, under which RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT (or serves as a BAT employee director after retirement from BAT) so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. All directors, officers and employees annually complete a certification of compliance with the Code of Conduct. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on our website at www.reynoldsamerican.com, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Non-Executive Chairman at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of our website at www.reynoldsamerican.com.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
British American Tobacco p.l.c.	225,444,288(1)	42.02
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	225,444,288(1)	42.02
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	30,420,169(2)	5.67
1555 Peachtree Street, NE Atlanta, Georgia 30309

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 14, 2014, a Form 4 filed by B&W and BAT with the SEC on February 12, 2014, and upon information furnished to RAI by B&W and BAT, as of March 10, 2014, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	Based upon a Schedule 13G/A filed by Invesco Ltd. with the SEC on February 11, 2014, on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Advisors Inc., Invesco Asset Management, S.A., Invesco National Trust Company, Invesco Investment Advisers, LLC, Invesco Asset Management Limited, Invesco PowerShares Capital Management, Invesco Asset Management (Japan) Limited, Invesco Asset Management Deutschland GmbH and Invesco Global Asset Management Limited. As of December 31, 2013, these investment advisory subsidiaries held, with respect to these shares, (a) sole voting power over 30,420,169 shares, (b) sole dispositive power over 30,416,969 shares, and (c) shared dispositive power over 3,200 shares.

(3)	Information in this column is based on 536,476,730 shares of RAI common stock outstanding on March 10, 2014, the record date for the 2014 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 10, 2014, the record date for the 2014 annual meeting, by each current director, director nominee, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Non-Employee Directors
Susan M. Cameron(1)	30,000	*
John P. Daly	0	*
Martin D. Feinstein(1)	12,000	*
Luc Jobin(1)	27,000	*
H. Richard Kahler(1)	0	*
Holly Keller Koeppel(1)	0	*
Nana Mensah(1)	35,640	*
Lionel L. Nowell, III(1)	16,574	*
Ronald S. Rolfe(2)	90	*
Sir Nicholas Scheele(2)	5,000	*
Richard E. Thornburgh(1)	5,000	*
Thomas C. Wajnert(1)	7,000	*
Neil R. Withington	0	*
John J. Zillmer(1)	41,000	*
Named Executive Officers
Thomas R. Adams(3)	94,892	*
Daniel M. Delen(3)	232,090	*
Jeffery S. Gentry(3)	47,316	*
Andrew D. Gilchrist(3)	50,378	*
Martin L. Holton III(3)	53,289	*
All directors, director nominees and executive officers as a group (consisting of 26 persons)(4)	870,895	*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 1,778 units for Ms. Cameron; (b) 64,682 units for Mr. Feinstein; (c) 8,369 units for Mr. Jobin; (d) 14,932 units for Mr. Kahler; (e) 45,995 units for Ms. Koeppel; (f) 24,066 units for Mr. Mensah; (g) 61,329 units for Mr. Nowell; (h) 16,813 units for Mr. Thornburgh; (i) 70,139 units for Mr. Wajnert; and (j) 10,307 units for Mr. Zillmer. Messrs. Daly, Delen and Withington do not participate in either the EIAP or the DCP.

(2)	New director nominee.

(3)	The shares beneficially owned do not include the following performance shares, granted under the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) 141,486 performance shares for Mr. Adams; (b) 445,153 performance shares for Mr. Delen; (c) 71,139 performance shares for Dr. Gentry; (d) 103,108 performance shares for Mr. Gilchrist; and (e) 88,675 performance shares for Mr. Holton.

(4)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 316,635 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of 1,171,440 performance shares granted to executive officers under the Omnibus Plan; and (c) include 6,032 shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(5)	The information in this column is based on 536,476,730 shares of RAI common stock outstanding on March 10, 2014, the record date for the 2014 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2013 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive pay program as established for the five individuals listed below, who collectively constitute our named executive officers for 2013. The compensation for our named executive officers is presented in additional detail in the compensation tables and narratives following this discussion and analysis in accordance with SEC rules.

Named Executive Officers

The table below lists the name, title and employer of each of our named executive officers for 2013:

Name	Title	Employer
Daniel M. Delen	President and Chief Executive Officer	RAI
Thomas R. Adams	Executive Vice President and Chief Financial Officer	RAI
Andrew D. Gilchrist	President and Chief Commercial Officer	RJR Tobacco
Martin L. Holton III	Executive Vice President, General Counsel and Assistant Secretary	RAI
Jeffery S. Gentry	Executive Vice President — Operations and Chief Scientific Officer	RJR Tobacco

Executive Summary

2013 Business Highlights

2013 was a successful year for all of our reportable business segments — RJR Tobacco, American Snuff and Santa Fe. Our companies continued to make progress in their strategy to transform the tobacco industry, while demonstrating solid fundamental business dynamics and excellent execution in a challenging economic environment. Market share gains by our companies’ key brands were driven by the efficient execution of their growth strategies. Further, investment in the expansion of innovative new products (such as the VUSE digital vapor cigarette) is evidence of our companies’ focus on building their businesses for sustainable long-term success. The successful execution of our companies’ business strategies led to the achievement of the following 2013 highlights:

•	growth in our adjusted earnings per share and operating margin over the prior year;

•	market share increases for all four key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit; and

•	market leading performance of VUSE in Colorado, its first major market.

Our total shareholder return for the three-year period from 2011 – 2013 was 80%, significantly outperforming the S&P 500 over the period, and we continued to demonstrate our ongoing commitment to enhance shareholder value in 2013 by increasing our quarterly dividend by 6.8%, continuing to execute our $2.5 billion share repurchase program, and maintaining our dividend payout target of 80% of our net income.

Summary of 2013 Executive Compensation Program

Our executive compensation program is designed to help us (1) reward our management for strong performance and the successful execution of our business plans and strategies, (2) align management’s compensation interests with the long-term investment interests of our shareholders, (3) attract, motivate, and retain exceptional management talent, and (4) provide adequate pay to overcome the reluctance that some people may have to work in a controversial industry such as the tobacco industry. The Board’s Compensation Committee is responsible for structuring and administering the program.

The principal components of the 2013 compensation program for our named executive officers included:

Moderate fixed pay

•	Base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies.

Targeted total compensation amounts

•

Total compensation opportunity targeted approximately 10% above the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies. This results from targeting annual cash compensation (base salary + target annual incentive) and long-term incentives at the midpoint between the size-adjusted 50th and 75th percentiles of the peer group. We do this in order to compete with other tobacco companies who tend to pay higher given the controversial nature of the industry.

Performance-based incentives

•	Balanced annual incentive program driven by both financial and marketplace performance; and

•

Long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, with payout potential capped at a conservative level of 150% of target.

Good Governance Practices

Our 2013 executive compensation program contained the following notable good governance features:

•	clawback provisions allowing for recoupment of annual and long-term incentives in certain situations;

•	dividends paid only on earned performance shares;

•	modest use of perquisites and no income tax gross-ups on perquisites;

•	no history of backdating or repricing of stock options (we do not currently grant stock options);

•	stock ownership guidelines for our executives and directors that do not count pledged shares;

•	anti-hedging policy applying to our executives and directors;

•	moderate severance arrangements that gain important protections for our businesses, such as non-competition and non-disclosure covenants and assistance with future litigation;

•	no new excise tax gross-ups as of February 1, 2009;

•	annual review and assessment of potential compensation-related risks;

•	semi-annual reviews by the Compensation Committee of tally sheets that illustrate the cumulative effect in value of various compensation decisions;

•	Compensation Committee comprised solely of independent directors; and

•	independent compensation consultant retained directly by the Compensation Committee.

Summary of Key 2013 Compensation Actions

The following decisions were approved by the Compensation Committee with respect to 2013 compensation:

•

Base salary market adjustments for three of the named executive officers effective January 1, 2013, based on our compensation philosophy and a review of peer group base salary market data by the Compensation Committee’s independent compensation consultant in late 2012.

•

Moderate merit increases in early 2013 of 2.5% to 3.13% of base salary for our named executive officers, driven by individual performance ratings for the prior year using the same review process used for all employees in our companies.

•

2013 annual incentive awards paid out at 143% of target. We exceeded the performance targets set at the beginning of 2013 for the adjusted earnings per share financial metric as well as all five of our market share metrics, achieving market share increases for all four key growth brand metrics.

•

Performance shares granted in 2011 vested and were paid out in shares of RAI stock at 106% of target based on (1) our above target financial and marketplace performance over the 2011-2013 performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for that three-year performance period. The value of the performance shares granted increased from $33.99 per share on the March 1, 2011 grant date to $50.83 per share on the March 1, 2014 vesting date, the same increase in value experienced by our shareholders.

As demonstrated above, and as further illustrated in the analysis that follows, the compensation earned by our named executive officers for 2013 was fully aligned with both our pay for performance philosophy and our actual one-year and three-year performance.

Consideration of 2013 Say-on-Pay Vote Results

In July 2013, the Compensation Committee reviewed the results of our 2013 “say-on-pay” vote, in which we received over 94% approval of our named executive officer compensation. After taking into consideration the continued strong support for our executive compensation program reflected in that vote, the Compensation Committee continued the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding named executive officer compensation. The Compensation Committee monitors voting policy changes adopted by our institutional shareholders and their advisors, and will continue to take those voting policies into account when considering changes to our executive compensation program.

The following discussion should be read together with the information presented in the compensation tables, the footnotes and the narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.

Compensation Decision Making Process

Compensation Philosophy and Objectives

Our executive compensation program serves two primary objectives — to reward our management for strong performance and successful execution of our business plans and strategies, and to attract, motivate, and retain exceptional management talent. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable and “at risk” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and its operating companies. This compensation structure aligns management’s interests with the long-term investment interests of our shareholders by tying a substantial portion of pay to performance.

As noted above, our total compensation opportunity is targeted approximately 10% above the size-adjusted median of a peer group of food, beverage, tobacco and non-durable consumer goods companies, referred to as the peer group, due to the need to compete with other tobacco companies that tend to pay higher given both the controversial nature of the industry and the decline in the social acceptability of smoking. The Compensation Committee periodically requests evidence to support the existence of, and need for, higher executive compensation opportunities in the tobacco industry. The 10% differential is the result of the following process:

•

Although we would prefer to compare our compensation program solely to other tobacco companies, there are only two U.S.-based, U.S.-oriented tobacco companies against which to compare. Thus, we begin our benchmarking process with the broader peer group, which we view as most comparable to our businesses and with which we compete for executive talent.

•

We target base salaries at the size-adjusted median of the peer group. However, to approximate the higher pay of competitor tobacco companies, we target both annual cash compensation (base salary + target annual incentive) and long-term incentives at the midpoint between the size-adjusted 50th and 75th percentiles of the peer group.

The result for 2013 was a pay philosophy 10% higher than the size-adjusted 50th percentile of the peer group, but approximately at the size-adjusted 50th percentile of our U.S.-based tobacco peers. This result allows RAI to compete successfully for executive talent.

We provide compensation opportunities initially targeted at specific percentiles of the size-adjusted peer group data as described above. We then design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for the respective performance period.

Peer Group

In evaluating and determining appropriate levels of base salary and annual and long-term incentives for our named executive officers, the Compensation Committee annually reviews peer group information showing the compensation paid to executives holding similar positions at those companies in the peer group. At the Compensation Committee’s direction, Meridian, its independent compensation consultant, conducted an in-depth analysis in 2011 of the companies comprising the peer group used to benchmark our executive compensation. The analysis included an evaluation of applicable data sources, industry and size parameters, the rationale for the inclusion or exclusion of specific companies, and peer groups used by competitors in the tobacco industry. Based on such analysis, the Compensation Committee approved a peer group consisting of 30 public companies in the food, beverage, tobacco and non-durable consumer products industries that were more closely aligned in size and provided the necessary data to benchmark our entire executive population. This comparator peer group consisted of a combination of those companies that compete directly with our operating companies in the tobacco business — Altria Group, Inc. and Lorillard, Inc. — and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from approximately one-half to seven times that of RAI. All peer group data is size-adjusted by Meridian through regression analysis using revenues as the independent variable. The peer group represents those companies, in terms of industry and relative revenue size, that RAI and its subsidiaries were most likely to compete against for our executive talent.

In the fourth quarter of 2012, at the Compensation Committee’s direction, Meridian reviewed and confirmed, using information from Aon Hewitt’s Total Compensation Measurement™ Database, data for 28 of the 30 companies (Dean Foods Company and Ralcorp Holdings, Inc. did not participate in the Aon Hewitt Survey in 2012). RAI’s revenues for the prior fiscal year were $8.5 billion, an amount that was between the peer group’s median annual revenues of $7.5 billion and average annual revenues of $12.1 billion. The peer group used by the Compensation Committee for its 2013 compensation decisions consisted of the following 28 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc. (MO)	General Mills, Inc. (GIS)
Avon Products, Inc. (AVP)	H. J. Heinz Company (HNZ)
Beam Inc. (BEAM)	The Hershey Company (HSY)
Campbell Soup Company (CPB)	The Hillshire Brands Company (HSH)
Chiquita Brands International, Inc. (CQB)	Hormel Foods Corporation (HRL)
The Clorox Company (CLX)	The J. M. Smucker Company (SJM)
The Coca-Cola Company (KO)	Kellogg Company (K)
Colgate-Palmolive Company (CL)	Kimberly-Clark Corporation (KMB)
ConAgra Foods, Inc. (CAG)	Kraft Foods Inc. (KFT)
Constellation Brands, Inc. (STZ)	Lorillard, Inc. (LO)
Dole Food Company, Inc. (DOLE)	McCormick & Company, Incorporated (MKC)
Dr Pepper Snapple Group, Inc. (DPS)	Mead Johnson Nutrition Company (MJN)
Energizer Holdings, Inc. (ENR)	Molson Coors Brewing Company (TAP)
The Estee Lauder Companies Inc. (EL)	PepsiCo, Inc. (PEP)

Analysis of 2013 Compensation Decisions

For 2013, our compensation program was again designed to focus our named executive officers on achieving our short-term and long-term financial and strategic goals, and increasing shareholder value while limiting excessive risk taking. In this way, 2013 compensation was tied specifically to our short-term and long-term performance.

The material elements of the 2013 compensation program consisted of annual base pay, an annual cash incentive, long-term incentive compensation, perquisites, potential severance benefits payable under certain termination circumstances, and retirement benefits. Each element and our decisions regarding each element for 2013 fit within our overall pay philosophy and compensation objectives, and we considered how such decisions affected our decisions on other elements as part of our 2013 executive compensation program review process.

The 2013 compensation decisions related to each of these elements are discussed and analyzed below, together with information about RAI’s other compensation policies and practices. Information regarding the Compensation Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General.”

Annual Compensation

Base Salary

General.    The objective of base salary is to provide fixed compensation based on competitive market data. It is designed to reward core competence in the executive role relative to skills, experience and contributions to the company. We choose to pay base salary because it is a standard element of pay for executive positions and is required for talent attraction and retention.

When determining the annual base salary for each of our executive officers when he or she is first hired as, or promoted to become, an executive officer, we generally provide a market competitive salary targeted at or near the size-adjusted 50th percentile (median) of similarly situated positions in the peer group, taking into specific consideration the person’s responsibilities, experience, performance and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Executive officer base salaries below the size-adjusted median for similar positions in the peer group are reviewed annually against the peer group market data, and base salary market adjustments may be made to move such base salaries towards the median on January 1 of each year.

The Compensation Committee approves the initial base salary for all executive officers at the senior vice president level and above, except for RAI’s Chief Executive Officer, Chief Financial Officer and General Counsel and RJR Tobacco’s President, which positions require the approval of the independent members of the Board. In addition to any base salary market adjustments, each named executive officer, like all other employees, generally is eligible to receive an annual performance-based merit increase based on his or her individual performance rating in the same manner and under the same merit increase table applicable to all other employees, as described below.

2013 Base Salary Decisions.

Base Salary Market Adjustments.    After a review of peer group compensation market data provided by Meridian in November 2012, the Board and Compensation Committee approved, effective January 1, 2013, base salary market adjustments for Messrs. Delen, Gilchrist and Holton in order to move their base salaries closer to the targeted size-adjusted peer group median in accordance with RAI’s pay philosophy. Additional information on such base salary market adjustments can be found in the footnotes to the table below.

Annual Individual Performance Evaluations.    Each of our employees, including our named executive officers, established individual qualitative objectives for 2012 that were consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals for the year. In February 2013, the Compensation Committee, with input from the Board, evaluated the performance of Mr. Delen as to his 2012 individual qualitative objectives, and Mr. Delen evaluated the performance of the other named executive officers, as to their 2012 individual qualitative objectives. Based on these evaluations, the Compensation Committee, in the case of Mr. Delen, and Mr. Delen, in the case of the other named executive officers, assigned the named executive officer a performance rating of one of five categories set forth below. In each case, the assigned performance rating was not the result of any specific formulaic process or mathematical calculation. Instead, the Compensation Committee’s or Mr. Delen’s subjective assessment of each named executive officer’s overall performance on his individual qualitative objectives during the year, rather than a calculated amount for each objective, drove the determination of the subjective performance ratings. Depending on each named executive officer’s performance rating, he was eligible to receive a base salary merit increase, effective April 1, 2013, based on the following merit increase table approved by the Compensation Committee:

Performance		Rating	Merit Increase Factor

•	Consistently and significantly exceeds expectations	Exceeds	2.0 times target

•	Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target

•	Fully meets expectations	Achieves	1.0 times target

•	Meets some but not all expectations	Almost Achieves	0.5 times target

•	Does not meet expectations	Fails to Meet	0

Annual Performance Merit Increases.    Under our performance-based merit increase process, generally all employees, including the named executive officers, receiving a rating in a particular performance rating category receive the same merit-based percentage increase in base salary for the next year. For 2013, management reviewed a market outlook and projected 2013 merit increase budget data for the food, beverage, tobacco and non-durable consumer products industries in general. After reviewing such information and the company’s business outlook for 2013 to gain a general understanding of the compensation environment, management recommended, and the Compensation Committee approved, a target merit increase of 2.5% for 2013, an amount consistent with the median data for our industry and the same target merit increase used for 2012 (except for officers, who received no merit increases in 2012, regardless of their individual ratings, on the recommendation of management due to a challenging business environment).

Each named executive officer’s 2012 base salary, 2013 base salary market adjustment (if any, effective January 1, 2013), 2012 performance rating, 2013 merit increase factor (expressed as a percentage of such officer’s base salary immediately prior to such increase), 2013 base salary merit increase (effective April 1, 2013) and 2013 base salary, as approved by the Board and Compensation Committee, are shown in the table below.

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary Market Adjustment ($)	2012 Performance Rating	2013 Merit Increase Factor (%)	2013 Base Salary Merit Increase ($)	2013 Base Salary ($)
Daniel M. Delen(1)	1,000,000	74,000	High Achieves/ Achieves	3.00	32,200	1,106,200
Thomas R. Adams(2)	693,200	—	High Achieves	3.13	16,100	709,300
Andrew D. Gilchrist	513,600	33,800	Achieves	2.50	13,700	561,100
Martin L. Holton III	502,200	9,000	High Achieves	3.13	16,000	527,200
Jeffery S. Gentry	479,600	—	High Achieves	3.13	15,000	494,600

(1)	The Compensation Committee, with input from the Board, assigned Mr. Delen a 2012 blended performance rating.
(2)	As described in more detail below under “Base Salary Increase Limitations,” a portion of the 2013 base salary merit increase for Mr. Adams was paid to him in a lump sum.

Base Salary Increase Limitations.    To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the named executive officers. If an increase would cause the base salary to exceed the size-adjusted 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer receives (in the pay period following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. The 2013 base salary merit increase for Mr. Adams placed him above the 65th percentile cap for his position and, as a result, $5,600 of his 2013 merit increase, the amount in excess of the cap, was paid to him in a lump sum. No other named executive officer exceeded the 65th percentile cap during 2013.

Annual Incentive Compensation

Overview of Annual Incentive Opportunity.    The objective of our annual incentive program is to promote the attainment of critical annual goals that lead to our long-term success. It is designed to reward achievement of specified financial and marketplace goals. We choose to pay this compensation element in order to motivate achievement of annual performance metrics critical to continued company growth and shareholder value creation.

A significant portion of each named executive officer’s annual compensation is linked directly to the attainment of specific corporate financial and operating targets. We believe that the named executive officers, all of whom hold positions giving them the authority to make critical decisions affecting the overall performance of RAI, should have a material percentage of their annual compensation contingent upon the performance of RAI and its operating companies. Moreover, the greater the responsibilities a particular named executive officer has, the greater his annual cash incentive opportunity should be.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive opportunity expressed as a percentage of base salary, but the actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive for Named Executive Officers.    In 2013, the annual incentive cash opportunity for a specific group of executive officers, including the named executive officers, was provided under the shareholder-approved Omnibus Plan in order to give us the ability to take advantage of certain tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2013, our annual incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for the year and intended to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric established a maximum limitation on the dollar amount of the annual cash incentive that could be paid to each named executive officer for the 2013 performance period (specifically by establishing a maximum award pool that could be paid to each named executive officer). As permitted under the Omnibus Plan, the Compensation Committee, using negative discretion, could then pay an annual incentive amount less than such maximum award pool (subject to any other award limitations contained in the Omnibus Plan) to each named executive officer guided by its review and consideration of the performance of RAI and its operating companies against a set of underlying performance metrics and targets more reflective of the performance of the companies regarding the specific business goals for the year, as explained in more detail below.

2013 Annual Incentives.    In February 2013, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income (which performance metric was previously approved by RAI’s shareholders) for determining a maximum annual incentive award pool for 2013 for each named executive officer under the Omnibus Plan. Under the formula, the award pool for each of the named executive officers was determined based on the following percentages of RAI’s 2013 cash net income — Mr. Delen: 0.50%; Mr. Adams: 0.20%; Mr. Gilchrist: 0.20%; Mr. Holton: 0.20%; and Dr. Gentry: 0.20%. For purposes of determining the award pools, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted to eliminate the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s 2013 Annual Report on Form 10-K).

As discussed above, each named executive officer’s annual cash compensation (base salary + target annual incentive) is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for those persons in the peer group holding a comparable position. The target annual incentive is then determined by subtracting the target median base salary from the target annual cash compensation. After the November 2012 review of peer group compensation market data described above, the Board and/or the Compensation Committee approved adjustments to the target annual incentive opportunity, denominated as a percentage of annual base salary, for each of the named executive officers in order to align each of such target annual incentives with RAI’s pay philosophy. In February 2013, the Board and/or the Compensation Committee then approved the actual 2013 target annual incentive opportunity for each of the named executive officers. The target annual incentive opportunity represented the amount that the Board and Compensation Committee generally expected to pay out for target company performance during the performance period. The 2013 target annual incentive opportunity, expressed as a percentage of annual base salary and a dollar amount, for each of the named executive officers is set forth below under “ — 2013 Annual Incentive Payouts.”

Overview of 2013 Underlying Performance Metrics.    For 2013, the Compensation Committee used the annual incentive performance metrics, referred to as the underlying performance metrics, set forth in the table below to guide its use of negative discretion to reduce the annual incentive awards determined based on the cash net income maximum award pools. These performance metrics were chosen because they were reflective of the overall performance of RAI and its operating companies and were believed to have a positive correlation with shareholder returns. This design allows us to more closely tie final annual incentive payouts to the performance that most directly helped us achieve our business goals.

The table below summarizes the underlying performance metrics, and the performance of RAI and its operating companies regarding such metrics, considered by the Compensation Committee in determining the final annual incentive award payouts for the named executive officers for 2013.

					2013
Performance Metric(1)	Weighting	Threshold	Target	Maximum	Performance(5)	Score(5)
Adjusted Earnings Per Share	50%	$2.53	$2.96	$3.40	$3.19	152%
Market Share:
Total Camel(2)	14%	(4)	(4)	(4)	Above Target	158%
Pall Mall	10%	(4)	(4)	(4)	Above Target	121%
Natural American Spirit	10%	(4)	(4)	(4)	Above Target	135%
Grizzly	10%	(4)	(4)	(4)	Above Target	111%
Operating Companies Total Tobacco(3)	6%	(4)	(4)	(4)	Above Target	135%

				Final Payout Score		143%

(1)	For additional information on the underlying performance metrics and scoring, see the narrative under the heading “2013 Annual Incentives” following the 2013 Grants of Plan-Based Awards Table below.

(2)	The Total Camel metric includes Camel smoke-free tobacco products.

(3)	The Operating Companies Total Tobacco metric is based on the total market share for RAI’s operating companies.

(4)	The specific quantitative 2013 market share goals are not included in this table given the competitively sensitive nature of that information, even on a historical basis. The disclosure of specific market share goals for specific brands would allow competitors to ascertain a damaging level of insight into our company and brand strategies, and devise counter-strategies, particularly with respect to pricing and promotional activities, that would be competitively harmful to our operating companies. For additional information on the market share goals and performance against such goals, see “ — Performance Against 2013 Underlying Performance Metrics” below.

(5)	For purposes of evaluating the performance and calculating the score for RAI’s adjusted earnings per share metric, the impact of certain items is excluded from RAI’s earnings per share in accordance with a pre-approved process that adjusts for such items and is consistent with the manner in which the targets were established and adjusted earnings per share results are reported in our earnings releases. As disclosed in our earnings releases, the following items were excluded for purposes of determining RAI’s adjusted earnings per share performance: one-time benefit of $0.23 from the partial settlement of the Master Settlement Agreement Non-Participating Manufacturer adjustment claims; implementation costs of $0.03; trademark impairment charges of $0.04; loss on early extinguishment of debt of $0.15; other tobacco-related litigation charges of $0.04; and charges for Engle progeny cases of $0.02.

Rationale for 2013 Underlying Performance Metrics.    As in 2012, the financial and marketplace components of the plan were each weighted 50% to balance the two types of performance. All employees of RAI and its subsidiaries are rewarded based on the same underlying performance metrics to focus the entire organization on performance that we believe aligns the annual incentive program with the interests of our shareholders.

The 2013 annual incentive program again placed significant emphasis on RAI’s financial performance tied to RAI’s overall earnings through the use of a single financial metric — adjusted earnings per share, referred to as adjusted EPS. The use of adjusted EPS reflected our continued focus on increasing profitability in our operating companies, while at the same time providing flexibility in the allocation of our financial resources. Adjusted EPS performance aligns our interests with the interests of our shareholders through its impact on dividends paid and stock price, while recognizing the efficient use of capital and the effective execution of our share repurchase program.

The combined weighting of RAI’s market share metrics of 50% reflected our continuing focus on the key strategic growth areas for our operating companies. Our business strategy, focused on increasing the market share of our operating companies’ four key growth brands, is key to our operating companies’, and thus RAI’s, future success, and resulted in the inclusion of the following 2013 market share metrics: RJR Tobacco’s two growth brands – Camel (including Camel smoke-free tobacco products) and Pall Mall; Natural American Spirit, the growth brand at Santa Fe Natural Tobacco Company, Inc., referred to as SFNTC; and Grizzly, the growth brand at American Snuff Company, LLC, referred to as American Snuff Co. The inclusion of the Operating Companies Total Tobacco market share metric reflected the strategic importance of the overall effect of brand interactions across our operating companies.

Performance Against 2013 Underlying Performance Metrics.    The 2013 thresholds, targets and maximums on the scoring grid (shown in the table above) for the underlying performance metrics were set based on management’s 2013 business plan and the past performance of RAI and its operating companies, and approved by the Compensation Committee in early 2013. Each target was established based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target, with the maximum final payout score being limited to two times the target. The foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable collective effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

For 2013, RAI’s adjusted EPS target was $2.96 and the threshold and maximum for such metric were set at 15% below and 15% above the target, respectively. Although the preceding table does not include 2013 actual market share targets, thresholds and maximums, given the competitively sensitive nature of that information even on a historical basis, the 2013 market share targets for the four growth brand metrics — Total Camel, Pall Mall, Natural American Spirit and Grizzly — all were set above the actual market share achieved for each metric in 2012. RJR Tobacco’s cigarette brands, collectively, however, have experienced declining market share for several years. While our overall growth brand strategy has attempted to address such decline by focusing on the long-term market share growth of the operating companies’ growth brands while managing their support brands for long-term sustainability and profitability, the 2013 market share target for the Operating Companies Total Tobacco metric represented a slight decrease from its actual 2012 market share in recognition of such overall decline.

RAI’s 2013 adjusted EPS performance of $3.19, reflecting the exclusions described above, was significantly above target. Similarly, we exceeded the 2013 market share performance targets for all four growth brand metrics, with Total Camel being significantly above target, primarily from additional growth in Camel’s premium menthol styles; Pall Mall being above target, reflecting the strength of the brand’s true-value proposition; Natural American Spirit being significantly above target, reflecting the appeal of its distinctive additive-free natural tobacco styles; and Grizzly being above target, primarily from continued strong performance from its wintergreen and pouch styles. In addition, the 2013 market share performance for the Operating Companies Total Tobacco metric also was above target. After its annual review of the overall performance of RAI and its operating companies, the Compensation Committee approved a 2013 annual incentive award program final payout score of 143%.

2013 Annual Incentive Payouts.    At its February 2014 meeting, the Compensation Committee certified the annual incentive award pools generated by the performance formulas established for each named executive officer based on RAI’s 2013 cash net income of $1.8 billion. These award pools were the absolute maximum limitations on the dollar value of awards earned for the 2013 performance period. The Compensation Committee then exercised negative discretion to reduce the amount of the annual cash incentive award for each named executive officer and determined the actual annual cash incentive payouts guided by its consideration of the 2013 performance of RAI and its operating companies against the underlying performance metrics described above.

The table below shows each named executive officer’s annual incentive target (expressed as a percentage of 2013 base salary and in dollars) and the actual annual incentive payout (expressed as a percentage of annual incentive target, percentage of 2013 base salary, and in dollars) for 2013:

Named Executive Officer	Annual Incentive Target as % of Base Salary	Annual Incentive Target ($)	Annual Incentive Payout as % of Target	Annual Incentive Payout as % of Base Salary	Annual Incentive Payout(1) ($)
Daniel M. Delen	160%	1,769,920	143%	228.8%	2,530,986
Thomas R. Adams	105%	744,765	143%	150.2%	1,065,014
Andrew D. Gilchrist	95%	533,045	143%	135.8%	762,254
Martin L. Holton III	100%	527,200	143%	143.0%	753,896
Jeffery S. Gentry	95%	469,870	143%	135.8%	671,914

(1)	The dollar amount of the 2013 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table below.

Long-Term Incentive Compensation

The objective of providing long-term incentive compensation is to focus our named executive officers on metrics that lead to increased shareholder value over the long-term. It is designed to reward achievement of financial and marketplace metrics, dividend maintenance, stock price increase and continued employment. We choose to pay this compensation element because it aligns our executives’ interests with those of our shareholders and helps in the retention of the management team.

Long-Term Incentive Opportunity

Overview of Long-Term Incentive Opportunity.    We believe an effective executive compensation program has an appropriate mix between short-term and long-term incentive compensation. As a result, RAI’s practice has been to award, on an annual basis, long-term incentive grants with a value dependent upon the performance of RAI and its operating companies over a three-year period, a measurement period commonly used by our peer group companies. This design strongly ties our equity-based compensation to our performance.

The Compensation Committee, at its first regularly scheduled meeting of the year, approves long-term incentive grants to key employees, and recommends to the Board for approval long-term incentive grants for RAI’s Chief Executive Officer, Chief Financial Officer and General Counsel and RJR Tobacco’s President. The target long-term incentive opportunity for each of our named executive officers is denominated as a multiple of the executive’s annual base salary. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of RAI’s Annual Report on Form 10-K, for the prior year.

Long-Term Incentive for Named Executive Officers.    The 2013 long-term incentive opportunity for the same group of executive officers described under the annual incentive program, including the named executive officers, was provided in the form of three-year (2013-2015) performance shares granted under the shareholder-approved Omnibus Plan, which again gives us the ability to qualify for tax deductions for performance-based compensation under Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2013, as we described above for our annual incentive awards, the long-term incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for the 2013-2015 performance period and intended to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric will establish a maximum limitation on the dollar amount of the long-term incentive that can be paid to each named executive officer for the 2013-2015 performance period (specifically by establishing a maximum award pool for the performance shares (and dividend equivalent payments) that can be earned by each named executive officer). As permitted under the Omnibus Plan, the Compensation Committee, using negative discretion, may then reduce that amount to a lesser earned amount of performance shares (subject to any other award limitations contained in the Omnibus Plan) for each named executive officer guided by its consideration of the performance of RAI and its operating companies measured by performance metrics and targets designed to reflect in more detail the degree to which we achieved our specific business goals for the three-year period, as further discussed below.

2013 Long-Term Incentives.    In February 2013, the Board and Compensation Committee approved a performance formula based on RAI’s cash net income for determining a maximum award pool for the performance shares (and dividend equivalent payments) granted to each named executive officer under the Omnibus Plan for 2013. Under the formula, the award pool of performance shares for each of the named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the 2013-2015 performance period — Mr. Delen: 1.00%; Mr. Adams: 0.40%; Mr. Gilchrist: 0.40%; Mr. Holton: 0.40%; and Dr. Gentry: 0.40%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these named executive officers for the 2013-2015 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2013, 2014 and 2015 fiscal years.

As discussed above, RAI’s long-term incentive opportunity is targeted at the midpoint between the size-adjusted 50th and 75th percentiles for those persons in the peer group holding a comparable position. After the November 2012 review of peer group compensation market data described above, the Board and/or the Compensation Committee approved adjustments to the target long-term incentive opportunity, denominated as a multiple of the executive’s current annual base salary, for all of the named executive officers, except Mr. Holton (whose target remained unchanged), in order to align each of such target long-term incentives with RAI’s pay philosophy. In February 2013, the Board and/or the Compensation Committee then approved the actual 2013 target long-term incentive opportunity for each of the named executive officers. The target long-term incentive opportunity represented the amount the Board and Compensation Committee generally expected to pay out for target company performance during the 2013-2015 performance period.

The table below provides for each named executive officer the 2013 target long-term incentive opportunity, expressed as a multiple of annual base salary as of March 1, 2013, a dollar amount and a target number of performance shares.

Named Executive Officer	2013 Long-Term Incentive Target as Multiple of Base Salary	2013 Long-Term Incentive Target ($)	2013 Long-Term Incentive Target Number of Performance Shares(1) (#)
Daniel M. Delen	6.25X	6,712,500	152,211
Thomas R. Adams	3.25X	2,252,900	51,086
Andrew D. Gilchrist	2.75X	1,505,400	34,136
Martin L. Holton III	2.50X	1,278,000	28,980
Jeffery S. Gentry	2.25X	1,079,100	24,469

(1)	The target number of performance shares granted to each named executive officer represented his target long-term incentive opportunity divided by the average closing price of RAI common stock for the 20 trading days prior to the grant date, which for the 2013 grant was $44.10 per share.

2013 Long-Term Incentive Grants.    In February 2013, the Board and Compensation Committee approved long-term incentive grants under the Omnibus Plan, effective March 1, 2013, to the named executive officers for the January 1, 2013 to December 31, 2015 performance period. The 2013 long-term incentive grants were again entirely in the form of performance shares, with the number of performance shares actually earned to be determined at the end of the 2013-2015 performance period.

The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of the 2013-2015 performance period based first on the maximum payout limitation provided by the performance shares award pool generated under the pre-established cash net income formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years of the performance period, but no higher than 150% of target. In addition, if RAI fails to pay cumulative dividends for the 2013-2015 performance period of at least $7.08 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the 2013-2015 performance period, up to a maximum performance share reduction of 50%. Subject to the foregoing, the performance share awards generally will vest on March 1, 2016, and will be settled in shares of RAI common stock. At the time the performance share awards vest, each grantee, including the named executive officers, also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the grantee. For more information about the 2013 long-term incentive grants, see the narrative under the heading “2013 Long-Term Incentives” following the 2013 Grants of Plan-Based Awards Table below.

Awarding long-term incentive compensation entirely in performance shares that are subject to the above conditions aligns the interests of senior management with long-term shareholder interests, and strongly ties pay to long-term performance, by:

•	requiring both performance and continued retention before payments are made;

•	requiring dividend maintenance over the entire 2013-2015 performance period in order to keep a focus on shareholder return;

•	paying the dividend equivalent only on the number of performance shares actually earned at the end of the 2013-2015 performance period;

•	ensuring that the value of the long-term incentive grant throughout the 2013-2015 performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

The use of RAI’s annual incentive program scores, reflecting financial and marketplace performance over the 2013-2015 performance period, as the performance measure for participants in the long-term incentive program, including the executives of RAI’s subsidiaries, also ensures a unified focus on RAI’s overall performance.

Payouts of Pre-2013 Long-Term Incentive Grants

As described in our 2013 proxy statement, in March 2013 each of the named executive officers earned long-term incentive payouts for performance share awards that had been granted before 2013. Such payouts consisted of performance shares originally granted on March 1, 2010 under the Omnibus Plan, referred to as the 2010 LTI performance shares, which vested in accordance with their terms on March 1, 2013. Information regarding the calculation of the number of 2010 LTI performance shares earned and satisfaction of the cumulative dividend requirement for the 2010-2012 performance period (and the associated cash dividend equivalent payments) was previously provided in our 2013 proxy statement. Upon their vesting, the earned 2010 LTI performance shares were settled in shares of RAI common stock. For more information regarding the 2010 LTI performance shares, see footnote 2 to the 2013 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers earned performance shares originally granted on March 1, 2011 under the Omnibus Plan, referred to as the 2011 LTI performance shares, which vested in accordance with their terms on March 1, 2014. The number of performance shares each named executive officer actually earned was based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2013. In February 2014, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers approved in February 2011 based on the percentage established for such named executive officer and RAI’s cumulative 2011-2013 cash net income of $5.1 billion. After its consideration of the three-year average of RAI’s annual incentive award scores for the 2011-2013 performance period, which was 106%, and RAI’s satisfaction of the three-year cumulative dividend requirement of $6.36, the Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares (and the associated cash dividend equivalent payment) that in each case was less than the maximum performance share award pool for each officer. The final number of performance shares actually earned was 106% of each named executive officer’s target grant. Upon their vesting, the earned performance share awards were settled in shares of RAI common stock. In addition, each grantee, including the named executive officers, received a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned by the grantee. For more information regarding the 2011 LTI performance shares, see footnote 3 to the Outstanding Equity Awards At 2013 Fiscal Year-End Table below.

Perquisites

Our objectives for perquisites have changed over the years resulting in the elimination of most of the perquisites that previously had been offered to senior management. The two remaining perquisites provided to our executives, including the named executive officers, during 2013 had the following objectives:

•	to maximize the value of company-provided compensation, we provided an annual financial planning allowance of $8,000; and

•	to avoid having personal liability incidents interfere with work responsibilities, we offered personal liability insurance coverage up to $10 million.

These perquisites do not reward any particular behavior — we choose to provide them to meet the objectives noted above. The value of any of such benefits actually used was imputed to the executive for income tax purposes and is included in the “All Other Compensation” column of the 2013 Summary Compensation Table below.

For 2014, we have decided to offer to our executive officers the choice of a new comprehensive program of financial planning and counseling services from a third party provider or the traditional financial planning allowance. During the second half of 2013, we offered to our executives, including our named executive officers, the option to commence receiving this new program of financial services prior to its formal availability in 2014. The prorated value of any such benefits used during 2013 was imputed to the executive for income tax purposes and is included in the “All Other Compensation” column of the 2013 Summary Compensation Table below.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. Such arrangements have the objective of obtaining benefits important to the business, including post-employment restrictive covenants (for example, non-competition and non-disclosure of confidential information) and assistance with any future litigation. Severance benefits and payments are designed to reward executives for remaining employed with us on a schedule furthering our business objectives. We choose to pay these severance benefits to maintain a competitive executive compensation program, enhance stability of the executive team during uncertain times, such as in the event of a threatened or pending change in control, and obtain the benefits important to the business mentioned above.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Messrs. Adams, Gilchrist and Holton, and Dr. Gentry.

Under the terms of the severance agreement, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his employment for “good reason,” then he will receive two years of base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Messrs. Adams, Gilchrist and Holton, and Dr. Gentry, also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Executive Severance Plan

In 2006, the Compensation Committee undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Mr. Delen, who joined RJR Tobacco in January 2007, participates in the ESP and is not a party to a severance agreement.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the ESP was designed to be more consistent with prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits to which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier I Executive” for purposes of the Plan (including Mr. Delen) is entitled to receive an amount equal to two and one-half times his base salary and target bonus, payable in a lump sum, plus six months of company-subsidized COBRA continuation coverage for health plans. Upon certain qualifying terminations in connection with a change in control, a participant at Mr. Delen’s job level would be entitled to receive an amount equal to three times base salary and target bonus, payable in a lump sum, and six months of company-subsidized COBRA continuation coverage for health plans.

The payment of benefits to any named executive officer pursuant to his severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

The Compensation Committee periodically reviews the ESP to maintain its competitiveness and adapt it to our needs. Of note, in 2009, excise tax gross-ups were eliminated for all new participants and current participants not currently eligible for such benefit as of February 1, 2009. For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

Retirement Benefits

We provide retirement benefits to all our employees, including our named executive officers, as discussed below. Our objective is to assist our employees with the accumulation of adequate financial assets for retirement. These retirement benefits are designed to reward continued employment with the company and financially preparing for retirement. We choose to pay retirement benefits to remain competitive in the marketplace and assist our employees with their financial readiness for retirement.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, referred to as the      401(k) plan, and which is available generally to eligible employees of RAI and certain of its subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 6 to the 2013 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Mr. Gilchrist participated in a B&W retirement plan, the obligations of which, with respect to Mr. Gilchrist and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Roles

Role of Compensation Consultant

The Compensation Committee engaged Meridian for 2013 as its independent compensation consultant to provide advice and counsel and report directly to the Committee. Throughout 2013, at the Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation program structure and risk, compensation components, general market trends and legislative and regulatory changes, which recommendations the Committee used in its compensation decision making process, as described above. In addition, management provided materials prepared for Compensation Committee meetings to Meridian, and discussed the materials and recommendations with Meridian in advance of each Compensation Committee meeting. A representative of Meridian attended each regular meeting of the Compensation Committee in 2013 and, at each such meeting, met with the Committee in executive session without management present. The Compensation Committee has assessed the independence of Meridian, as required under the NYSE listing rules. The Compensation Committee also has considered and assessed all relevant factors, including those required by the SEC, that could give rise to a potential conflict of interest with respect to Meridian during 2013. Based on review, the Compensation Committee did not identify any conflict of interest raised by the work of Meridian.

Role of Management

Management played an important but limited role in the process of setting the 2013 executive compensation for our named executive officers. Our Chief Executive Officer, with assistance from our Executive Vice President and Chief Human Resources Officer, and in consultation with Meridian, developed compensation and compensation-related recommendations for the Compensation Committee’s consideration in 2013, including:

•	business performance targets and scoring grids for the annual and long-term incentive programs; and

•	base salary, target annual bonus and long-term incentive opportunities for executives other than himself.

Our Chief Executive Officer also played an indirect role in determining the 2013 base salary merit increase for the other named executive officers by assigning each of them an individual annual performance rating. As discussed above, the amount of each named executive officer’s proposed base salary merit increase for 2013 generally was determined based on his individual performance rating category and the specific merit increase amount for that rating category. The independent members of the Board, or the Compensation Committee in the case of Dr. Gentry, then approved the proposed base salary increases for such named executive officers. As discussed above, the compensation of our Chief Executive Officer is determined by the Compensation Committee, after consultation with Meridian, and recommended to the Board for approval. No executive officer has any role in determining the compensation of the Chief Executive Officer.

Tally Sheets

In February and September 2013, the Compensation Committee reviewed tally sheets for each of our named executive officers. These tally sheets, prepared at the direction of the Compensation Committee by Meridian with assistance from management, summarized for each such named executive officer:

•

the total compensation package for each of the last four years, including the value of each compensation component – base salary, annual bonus (target and actual), long-term incentives, benefits and perquisites;

•	current ownership of RAI common stock and the value of such stock at various stock prices;

•	the potential value of existing unvested long-term incentives at various stock prices and the realized gains from prior long-term incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The semi-annual reviews showed the Compensation Committee the cumulative effect in value of its various executive compensation decisions from recent years, helped the Committee see how making a change in one compensation program or element impacted another compensation program or element or a named executive officer’s overall compensation, and provided perspective on wealth accumulation from our compensation programs and our payment and benefit obligations in the event of terminations of employment under various scenarios.

Other Compensation Policies

Special Incentives

In special circumstances, the Compensation Committee may approve a recommendation from RAI’s President and Chief Executive Officer to pay a discretionary cash award to an executive officer, in addition to the annual incentive compensation described above under “ — Annual Compensation,” to reward substantial achievement or significant contributions, particularly when such contributions may not be reflected in RAI’s annual performance metrics. In 2013, the Board, upon the recommendation of the Compensation Committee, approved special discretionary cash awards of $60,000 to each of Messrs. Adams and Holton in connection with their receipt of the President’s Award for significant contributions to RAI’s success. Such cash awards were paid to Messrs. Adams and Holton in February 2013 and are included in the “Bonus” column of the 2013 Summary Compensation Table below.

In July 2013, RAI entered into a retention letter agreement with Mr. Adams with respect to his continuation in the role of a key officer of RAI or its affiliated companies through December 31, 2014, or such earlier date on which the Board approves his release based on its assessment of organizational stability, referred to as the retention period. Under the terms of the retention letter agreement, if Mr. Adams remains actively employed by RAI or its affiliated companies through the retention period and he agrees to execute a general release of claims, confidentiality, non-compete and non-disparagement agreement at the time of his release from employment, RAI will pay him a lump sum cash retention bonus of $850,000. For more information regarding the terms and conditions relating to such retention letter agreement and bonus payment (including the potential for earlier payment or forfeiture of this bonus payment), see Potential Payments Upon Termination of Employment and/or a Change of Control Table below and footnote 8 thereunder.

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI and its operating companies, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board has established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines”.)

In 2011, at the Compensation Committee’s direction, Meridian conducted a review of our then current stock ownership guidelines, which were implemented in 2006, and the market practices for our peer group. Based upon such review, the Board amended the stock ownership guidelines to increase the ownership requirements for certain job levels and to require, until such ownership requirements are met, executives to retain 50% of all after-tax shares earned under our long-term incentive program, assuming taxes of 50%. The stock ownership requirement for Mr. Delen is six times annual base salary, for Messrs. Adams, Gilchrist and Holton is three times annual base salary, and for Dr. Gentry is two times annual base salary. Unvested shares of restricted stock, performance share awards and pledged shares are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2013, management reviewed the status of all executive officers in meeting the amended stock ownership guidelines and certified to the Compensation Committee that all executive officers already had met, or were making reasonable progress towards meeting, the stock ownership guidelines in a timely manner. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Hedging and Pledging Policies

All executive officers and directors, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that directors and employees may not engage in put or call options, short selling or similar hedging activities involving RAI stock. These prohibitions protect against speculative trading by our executives. As noted above, pledged shares are not counted towards the satisfaction of the stock ownership guidelines for our executive officers and directors.

Recoupment

Since 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term incentive programs and related agreements with our employees. These provisions provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for qualified performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term incentive compensation for our named executive officers is intended to meet the requirements for qualified performance-based compensation.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2013 Annual Report on Form 10-K.

Respectfully submitted,

Nana Mensah (Chair)
H. Richard Kahler
Holly Keller Koeppel
John J. Zillmer

Compensation-Related Risk Assessment

At the direction of the Compensation Committee, and with the assistance of Meridian, the Committee’s independent compensation consultant, in November 2013 management conducted a comprehensive review and evaluation of the risks arising from the compensation policies and practices applicable to all of our employees, including our named executive officers. This risk assessment was conducted under our overall enterprise risk management process and included a detailed qualitative and quantitative analysis of the risks related to the compensation architecture for all employees.

Under the enterprise risk management process, each element of our compensation architecture was analyzed for risks related to such element of compensation, including any links between behaviors and/or decisions driving compensation amounts and changes in RAI’s risk profile. Further, each element was reviewed to identify specific controls and/or attributes mitigating or aggravating such risks.

Risk mitigating controls and attributes identified during the risk assessment included both entity level risk controls (such as our corporate governance structure, approval authority guidelines and risk authority guidelines) and compensation risk controls and attributes (such as the oversight of the executive compensation programs by the Compensation Committee, the mixture of annual and long-term incentives, the use of performance-based annual and long-term incentives, the use of multiple performance measures in both the annual and long-term incentive programs, the mix of financial and marketplace metrics in the annual incentive program, maximum payout caps on annual and long-term incentive awards, stock ownership guidelines, Compensation Committee discretion (including negative discretion) regarding targets and payouts, and recoupment, pledging and anti-hedging policies). Finally, the likelihood and potential impact of the compensation risks were assessed during the November 2013 risk assessment.

The findings of the November 2013 comprehensive compensation risk assessment, including a summary of the extensive risk mitigating controls and attributes identified in our compensation policies and practices, were reviewed by management with the Compensation Committee and Meridian in December 2013. Based on the results of this compensation risk assessment, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers for the fiscal years ended December 31, 2013, 2012 and 2011.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Daniel M. Delen	2013	1,098,150	0		6,599,869	2,530,986	0	223,201	10,452,206
President and Chief Executive Officer of RAI	2012	1,000,000	0		6,247,480	1,201,500	0	203,312	8,652,292
	2011	1,000,000	0		6,176,255	1,161,000	0	176,567	8,513,822

Thomas R. Adams	2013	710,875	60,000	(1)	2,215,089	1,065,014	992,686	146,007	5,189,671
Executive Vice President and Chief Financial Officer of RAI	2012	693,200	0		1,804,490	616,948	911,790	180,336	4,206,764
	2011	688,150	0		1,731,926	596,152	1,845,416	169,016	5,030,660

Andrew D. Gilchrist	2013	557,675	0		1,480,137	762,254	351,030	41,838	3,192,934
President and Chief Commercial Officer of RJR Tobacco	2012	513,600	0		1,336,978	388,538	465,312	41,729	2,746,157
	2011	508,950	0		1,273,843	375,442	216,994	36,920	2,412,149

Martin L. Holton III	2013	523,200	60,000	(2)	1,256,573	753,896	447,958	95,789	3,137,416
Executive Vice President, General Counsel and Assistant Secretary of RAI	2012 2011	502,200 497,650	0 50,000		1,307,297 1,245,530	357,566 345,514	360,964 266,233	117,549 108,126	2,645,576 2,513,053

Jeffery S. Gentry	2013	490,850	0		1,060,976	671,914	237,489	97,449	2,558,678
Executive Vice President — Operations and Chief Scientific Officer of RJR Tobacco	2012 2011	479,600 476,100	0 0		998,770 958,552	320,133 309,342	301,776 278,912	136,036 137,143	2,236,315 2,160,049

(1)	This amount represents a special cash award paid to Mr. Adams in February 2013 in connection with his receipt of a President’s Award for significant contributions to RAI’s success.

(2)	This amount represents a special cash award paid to Mr. Holton in February 2013 in connection with his receipt of a President’s Award for significant contributions to RAI’s success.

(3)	The amounts shown in this column for 2013 represent the grant date fair value (calculated in accordance with ASC 718) for the stock-based long-term incentive award that was granted to each named executive officer in 2013 based on the probable outcome of the performance conditions at the time of the grant. The assumptions upon which these amounts are based are set forth in note 13 to consolidated financial statements contained in our 2013 Annual Report on Form 10-K. For additional information on the performance shares granted under the Omnibus Plan in 2013, see the footnotes and narrative following the 2013 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the grant date fair value of the performance shares granted under the Omnibus Plan in 2013 to each named executive officer would be as follows — Mr. Delen: $9,899,825; Mr. Adams: $3,322,633; Mr. Gilchrist: $2,220,205; Mr. Holton: $1,884,859; and Dr. Gentry: $1,591,485.

The amounts shown in this column do not equal the actual value that any named executive officer received in 2013 with respect to the vesting of a long-term incentive award. The actual value any named executive officer receives at the end of the performance period for his award is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers actually received in 2013 in connection with the vesting of long-term incentive awards made in 2010 consisting of performance shares settled with shares of RAI common stock, see the 2013 Option Exercises and Stock Vested Table below.

(4)	The amounts in this column for 2013 were paid to the named executive officers in the first quarter of 2014 and represent annual incentive award payments with respect to 2013 performance.

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions — Annual Compensation — Annual Incentive Compensation — 2013 Annual Incentives” above, and for further information regarding the annual incentive opportunity for each named executive officer, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2013 Grants of Plan-Based Awards Table below.

(5)	The amounts in this column for each named executive officer for 2013 represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, for 2013. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2013 Pension Benefits Table below.

(6)	The amounts shown in this column for 2013 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes and narrative following the 2013 Non-Qualified Deferred Compensation Table below), as follows:

Name	Qualified Plan Contribution ($)	Non-Qualified Plan Credit ($)
Mr. Delen	22,950	184,019
Mr. Adams	25,500	107,282
Mr. Gilchrist	7,650	20,736
Mr. Holton	22,875	56,394
Dr. Gentry	25,500	55,598

(b)	the perquisites described below:

•	a payment of $8,000 to each of the named executive officers representing a financial planning allowance;

•

in the case of Messrs. Delen, Gilchrist and Holton and Dr. Gentry, the sum of $5,042, $3,891, $5,124 and $5,124, respectively, representing the prorated value of the new program of financial planning and counseling services used by such named executive officer in 2013, which value was imputed to such named executive officer for income tax purposes; and

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, except Mr. Adams who declined such insurance.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2013 under any plan.

2013 Grants of Plan-Based Awards Table

	Grant Date	Board or Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards (3)($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Name
Daniel M. Delen	3/1/2013	2/7/2013	—	—	—	—	152,211	228,317	6,599,869
	2/7/2013	2/7/2013	—	1,769,920	3,539,840	—	—	—	—
Thomas R. Adams	3/1/2013	2/7/2013	—	—	—	—	51,086	76,629	2,215,089
	2/7/2013	2/7/2013	—	744,765	1,489,530	—	—	—	—
Andrew D. Gilchrist	3/1/2013	2/7/2013	—	—	—	—	34,136	51,204	1,480,137
	2/7/2013	2/7/2013	—	533,045	1,066,090	—	—	—	—
Martin L. Holton III	3/1/2013	2/7/2013	—	—	—	—	28,980	43,470	1,256,573
	2/7/2013	2/7/2013	—	527,200	1,054,400	—	—	—	—
Jeffery S. Gentry	3/1/2013	2/6/2013	—	—	—	—	24,469	36,704	1,060,976
	2/6/2013	2/6/2013	—	469,870	939,740	—	—	—	—

(1)	Amounts reflected in these columns represent the annual incentive award opportunity for each named executive officer under the Omnibus Plan for the 2013 performance period. The amounts shown in the “Target” column represent the amount that the Compensation Committee generally expected to pay to each named executive officer in early 2013 for target performance. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2013 annual incentive award to essentially zero, so there is no threshold level for the awards. For above-target performance for 2013, the Compensation Committee decided to limit, subject to the maximum cash net income award pools, the maximum payout for the 2013 annual incentive awards to two times the target value, which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate annual incentive award for 2013 was determined by the Compensation Committee in early 2014, as more fully described in the narrative under the heading “2013 Annual Incentives” following this table, and the actual payouts made by us relating to the 2013 annual incentive awards are included in the “Non-Equity Incentive Plan Compensation” column in the 2013 Summary Compensation Table above.

(2)	Amounts reflected in these columns represent performance shares granted under the Omnibus Plan for the 2013-2015 performance period. The amounts shown in the “Target” column represent the number of performance shares initially awarded to each named executive officer as his long-term incentive award opportunity, and represent the number of performance shares that the Compensation Committee generally expected, as of the beginning of the performance period, to pay to each named executive officer for target performance during the performance period. The number of performance shares initially granted to each named executive officer was determined by dividing the target long-term incentive opportunity, denominated as a multiple of the executive’s January 1, 2013 base salary, by $44.10, the average closing price of RAI common stock for the 20 trading days prior to the grant date. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the 2013 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2013-2015 performance period, the Compensation Committee has decided to limit, subject to the cash net income maximum award pools, the maximum payout of the 2013 performance shares to 150% of each named executive officer’s target award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of the named executive officers for the 2013-2015 performance period will be determined by the Compensation Committee in early 2016, as more fully described in the narrative under the heading “2013 Long-Term Incentives” following this table.

(3)	Amounts shown in this column represent the grant date fair value of the 2013 performance shares award for each named executive officer and equal the product of $43.36 (the per share closing price of RAI common stock on the grant date), multiplied by the target number of performance shares awarded to the named executive officer based on the probable outcome of the performance conditions on the grant date. These amounts also are disclosed in the “Stock Awards” column in the 2013 Summary Compensation Table above.

2013 Annual Incentives.    The annual incentive opportunities reflected in the table above were approved in February 2013 for each of the named executive officers for the January 1, 2013 to December 31, 2013 performance period. Although such values represented the target and maximum annual incentive award opportunity for each named executive officer for 2013, the ultimate value of the 2013 annual incentive awards was determined by the Compensation Committee at the end of the performance period based first on the annual incentive cash award pool generated for each of the named executive officers under the pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the actual performance of RAI and its operating companies on the underlying performance metrics described in the Compensation Discussion and Analysis.

In February of 2013, the Compensation Committee established the underlying financial and marketplace performance metrics, weightings, targets and scoring grids for 2013. Each metric had a threshold, target and maximum score associated with it. If the threshold score relating to a particular metric was not met, then such metric was assigned a score of zero in determining the overall score. The maximum score that can be assigned to any metric is 200% of target. In determining the score for any performance metric, the Compensation Committee considered unanticipated, unusual or non-recurring events that affected such metric. The score for each metric was multiplied by its applicable percentage weighting; the resulting product yielded a weighted score for the particular metric, which was then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall score. The Compensation Committee then considered whether any additional adjustment was appropriate; if any such adjustment was approved by the Committee, the adjustment was applied to the weighted total score resulting in the final payout score.

After the end of the 2013 performance period, the Compensation Committee approved the annual incentive cash award pools for each of the named executive officers based on RAI’s 2013 cash net income of $1.8 billion, and then reviewed the 2013 performance of RAI and its operating companies as measured by the underlying performance metrics. After consideration of the above results, the Compensation Committee used negative discretion to reduce the amount of the annual incentive cash award for each named executive officer. Each named executive officer’s 2013 annual incentive award was paid out in cash in the first quarter of 2014. For more information about the annual incentive compensation, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions — Annual Compensation — Annual Incentive Compensation.”

2013 Long-Term Incentives.    The performance share awards reflected in the table above were made to each of the named executive officers in 2013 as a target long-term incentive award for the January 1, 2013 to December 31, 2015 performance period. The number of performance shares each named executive officer actually will receive, if any, will be determined at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of the named executive officers under a pre-established cash net income performance formula. Then, the Compensation Committee may use negative discretion to reduce the number of performance shares actually earned to an amount consistent with the average of RAI’s annual incentive award program scores for each of the three years in the performance period, but not higher than 150% of target. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each named executive officer may earn 100% of his target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each named executive officer may earn a maximum of 150% of his target number of performance shares (subject to reduction using negative discretion and the adjustment described below), and if RAI’s actual three-year average score is zero, then the named executive officers will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each named executive officer actually earns will be determined by the Compensation Committee taking into account RAI’s actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $7.08 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 1, 2016, and will then be settled in shares of RAI common stock. At the time the performance share awards vest, if at all, each named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the named executive officer after the performance adjustments.

In the event of a named executive officer’s death or termination due to permanent disability, any outstanding performance shares will vest on the date of the named executive officer’s death or termination due to permanent disability on a pro rata basis based on target performance, with payment of the pro rata amount of the performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after such event occurs. In the event of a named executive officer’s retirement or involuntary termination of employment without cause where the executive is eligible for and accepts severance benefits, the amount of performance shares that will vest on a pro rata basis on the March 1, 2016 vesting date will be determined as described above based on the actual performance of RAI and its operating companies over the three-year performance period, with the payment of the earned number of performance shares (plus the associated cash dividend equivalent payment for such shares) to be made as soon as practicable after the March 1, 2016 vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of performance shares and (2) the amount of performance shares that would be earned based on the actual performance of RAI and its operating companies for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control and any remaining years in the performance period, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of a named executive officer’s voluntary termination of employment (except in the case of Messrs. Adams and Holton, and Dr. Gentry, who are eligible for retirement) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. For more information about these long-term incentive awards, see the disclosure above under “Compensation Discussion and Analysis — Analysis of 2013 Compensation Decisions — Long-Term Incentive Compensation — Long-Term Incentive Opportunity.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2013 for each named executive officer.

Outstanding Equity Awards At 2013 Fiscal Year-End Table

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Daniel M. Delen	228,317(1)	11,413,567
	222,278(2)	11,111,677
	192,611(3)	9,628,624
Thomas R. Adams	76,629(1)	3,830,684
	64,202(2)	3,209,458
	54,012(3)	2,700,060
Andrew D. Gilchrist	51,204(1)	2,559,688
	47,568(2)	2,377,924
	39,726(3)	1,985,903
Martin L. Holton III	43,470(1)	2,173,065
	46,512(2)	2,325,135
	38,843(3)	1,941,762
Jeffery S. Gentry	36,704(1)	1,834,833
	35,535(2)	1,776,395
	29,894(3)	1,494,401

(1)	These amounts represent performance shares granted under the Omnibus Plan on March 1, 2013. These performance shares will vest on March 1, 2016, subject to certain performance criteria and a cumulative dividend requirement. The material terms governing such awards are described in the narrative under the heading “2013 Long-Term Incentives” following the 2013 Grants of Plan-Based Awards Table above. The number of performance shares set forth in this table represents the maximum number of performance shares each named executive officer may earn at the end of the three-year performance period ending December 31, 2015, based on the actual performance for the first year of the performance period. The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(2)	These awards represent performance shares granted under the Omnibus Plan on March 1, 2012. These performance shares will vest on March 1, 2015, subject to certain performance criteria and a cumulative dividend requirement. The number of performance shares set forth in the table represents the maximum number of performance shares each named executive officer may earn at the end of the three-year performance period based on the actual performance for the first two years of the performance period. The material terms governing such awards are essentially the same as the terms governing the performance shares granted on March 1, 2013, as described in the narrative under the heading “2013 Long-Term Incentives” following the 2013 Grants of Plan-Based Awards Table above, except that the three-year performance period applicable to the 2012 performance shares ends on December 31, 2014, the three-year average annual incentive award score will be based on the 2012, 2013 and 2014 scores, and the three-year cumulative dividend threshold is $6.72. The number of performance shares actually earned by the named executive officers will be determined by the Compensation Committee based on the actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(3)

These awards represent performance shares granted under the Omnibus Plan on March 1, 2011. The performance shares vested, in accordance with their terms, on March 1, 2014. The number of performance shares set forth in the table represents the number of performance shares each named executive officer actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2013. In February 2014, the Compensation Committee

approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers approved in February 2011 based on the percentage established for such named executive officer and RAI’s 2011-2013 cumulative cash net income of $5.1 billion. The Compensation Committee then paid out an amount of earned performance shares (and the associated cash dividend equivalent payment) less than the maximum performance share award pool to such named executive officer based on its review and consideration of the three-year average of RAI’s annual incentive award program scores for 2011, 2012 and 2013 (86%, 89% and 143%, respectively), which was 106%. In addition, RAI satisfied the three-year cumulative dividend requirement of $6.36 (the amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), so there was no reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 106% of target. Upon their vesting, the earned performance shares were settled in shares of RAI common stock. The associated cash dividend equivalent payment each named executive officer received was equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments.

(4)	The amounts shown in this column represent the product of $49.99, the per share closing price of RAI common stock on December 31, 2013 (the last trading day of the year), and the number of performance shares reflected in the table for the named executive officer as of December 31, 2013.

The following table provides information concerning the performance shares settled with shares of RAI common stock which the named executive officers vested in during 2013.

2013 Option Exercises and Stock Vested Table (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(3) ($)
Daniel M. Delen	88,396	(2)	3,832,851
Thomas R. Adams	49,532	(2)	2,147,708
Andrew D. Gilchrist	27,397	(2)	1,187,934
Martin L. Holton III	20,259	(2)	878,430
Jeffery S. Gentry	33,440	(2)	1,449,958

(1)	None of the named executive officers beneficially owned at any time during 2013 any options to acquire shares of RAI common stock. The number of shares reflects the actual number of shares acquired by the named executive officer on the date the officer vested in his 2010 performance share award (as adjusted for RAI’s two-for-one stock split of its common stock effected in November 2010, referred to as the 2010 Stock Split).

(2)	The amounts represent the number of performance shares settled with shares of RAI common stock that vested on March 1, 2013, from a grant made on March 1, 2010 pursuant to the Omnibus Plan. The number of performance shares set forth in the table represents the number of performance shares each named executive officer actually earned based on the performance of RAI and its operating companies over the three-year performance period ended on December 31, 2012. In February 2013, the Compensation Committee approved the maximum performance share award pools generated by the pre-established performance formula for each of the named executive officers with award pools approved in February 2010 based on the percentage established for such named executive officer and RAI’s 2010-2012 cumulative cash net income of $4.8 billion. For these named executive officers, the Compensation Committee then exercised negative discretion to pay out an amount of earned performance shares and the associated cash dividend equivalent payment to such named executive officer, which in each case was less than the maximum performance share award pool for such officer. The number of performance shares earned by the named executive officers was determined based on the three-year average of RAI’s annual incentive award program scores for 2010, 2011 and 2012, which was 98% of target. In addition, RAI satisfied the three-year cumulative dividend requirement of $10.80 ($5.40 after the 2010 Stock Split), so there was no reduction to the number of performance shares earned. As a result, the final number of performance shares actually earned was 98% of target. Upon their vesting, the earned performance shares were settled in shares of RAI common stock. Each named executive officer also received an associated cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock from the beginning of the performance period through the payout of the performance shares, multiplied by the number of performance shares actually earned after the performance adjustments.

(3)	These amounts represent the value of each named executive officer’s performance shares settled in shares of RAI common stock on the March 1, 2013 vesting date of such performance shares based on the $43.36 per share closing price of RAI common stock on March 1, 2013.

Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2013 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
Daniel M. Delen	—	—	—

Thomas R. Adams	Reynolds American Retirement Plan	14.551	484,378

	Reynolds American Additional Benefits Plan(3)(5)	14.551	1,263,647

	Contractual Benefit	28.497	5,256,415

Andrew D. Gilchrist	Reynolds American Retirement Plan	9.334	151,378

	Reynolds American Additional Benefits Plan(3)(5)	9.334	726,016

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(4)(5)	6.500	91,588

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(3)(5)	6.500	284,784

Martin L. Holton III	Reynolds American Retirement Plan	11.838	332,906

	Reynolds American Additional Benefits Plan(3)(5)	11.838	1,386,350

Jeffery S. Gentry	Reynolds American Retirement Plan	27.507	576,367

	Reynolds American Additional Benefits Plan(3)(5)	27.507	2,106,283

(1)	The number of years of credited service is shown as of December 31, 2013.

(2)	The present value of accumulated benefit is shown as of December 31, 2013.

(3)	Effective June 30, 2013, the Supplemental Pension Plan for Executives of Brown &Williamson Tobacco Corporation, a non-qualified plan referred to as the B&W Supplemental Plan, the Reynolds American Supplemental Benefits Plan, a non-qualified plan referred to as the SBP, and certain other non-qualified plans were merged into the Reynolds American Additional Benefits Plan, a non-qualified plan referred to as the ABP. The ABP was then renamed the RAI Non-Qualified Retirement Plan.

(4)	Effective December 31, 2013, certain other qualified plans were merged into the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan. The Legacy Plan was then renamed the Retirement Income Plan for Certain RAI Affiliates.

(5)	Following the mergers referred to above, each of the plans that merged into the ABP and the Legacy Plan, respectively, retained the same benefits and terms as it had prior to the merger. For purposes of this table and the narrative that follows, the information describes the benefits and terms of the underlying plans.

RAI maintains two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan referred to as the PEP, and the ABP (in which all of the named executive officers participate, other than Mr. Delen, who is not eligible to participate based upon his hire date). In addition, Mr. Gilchrist has accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Legacy Plan and the B&W Supplemental Plan.

Mr. Gilchrist’s years of credited service for purposes of the PEP and the ABP represents his service with RAI after the Business Combination. His years of credited service for purposes of the Legacy Plan and the B&W Supplemental Plan represent his service with B&W before the Business Combination. In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit provided under such letter agreement, referred to as the contractual benefit, as described in more detail under the heading “Contractual Benefit” below.

The calculation of the present value of each accumulated benefit assumes a discount rate of 4.92% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the prescribed mortality assumption under Section 430(h)(3)(A) of the Code, using the generational mortality option for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2014. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 65 for Mr. Gilchrist, the age at which his unreduced benefits could commence.

The present values of accumulated benefits under the ABP and the contractual benefit shown in this column for Mr. Adams have been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and the contractual benefit were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reduction for Mr. Adams was $1,875,664.

Reynolds American Plans.    The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

Legacy B&W Plans.    The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his termination of employment. Mr. Gilchrist’s service with RAI is not considered pensionable service, but his base rate of pay with RAI is taken into account in determining his pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 0.25% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above.

The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan not been subject to limits on compensation and benefits under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

Contractual Benefit.    Pursuant to the letter agreement described above, Mr. Adams is vested in the contractual benefit in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This special retirement benefit will be offset by any amounts paid under the PEP, the ABP and the special funding arrangement described above.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2013 Non-Qualified Deferred Compensation Table

Name	Plan Name	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Daniel M. Delen	Reynolds American Additional Benefits Plan(5)	184,019	945	184,964	0

Thomas R. Adams	Reynolds American Additional Benefits Plan(5)	107,282	508	107,790	28,874

Andrew D. Gilchrist	Reynolds American Additional Benefits Plan(5)	20,736	88	20,824	0

Martin L. Holton III	Reynolds American Additional Benefits Plan(5)	56,394	235	56,629	0

Jeffery S. Gentry	Reynolds American Additional Benefits Plan(5)	55,598	223	55,821	0

(1)	The amounts in this column represent the principal amounts credited during 2013 and also are included in the “All Other Compensation” column of the 2013 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2013 on each named executive officer’s account in the ABP, but are not included in the 2013 Summary Compensation Table.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2014, represent the sum of the principal amounts and interest credited under the ABP during 2013.

(4)	These amounts represent the balance in each named executive officer’s account in the ABP as of December 31, 2013, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account. The amount in this column represents pre-2004 deferrals, as discussed further below, and is not included in prior years’ Summary Compensation Tables.

(5)	As noted above, certain other non-qualified plans were merged into the ABP effective June 30, 2013. For more information, see footnote 3 to the Pension Benefits Table above.

RAI maintains two non-qualified excess benefit plans — the ABP and the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2013. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2013.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s cash annual incentive award program whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive a cash annual incentive award for such year. As a result, the cash annual incentive award for 2013 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2013 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2013 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2013. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2013.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

Name	Benefits and Payments	Voluntary Termination ($)	Involuntary Termination not for Cause(1) ($)	Termination for Cause(1) ($)	Qualifying Termination on Change of Control(2)(3) ($)	Termination due to Death or Disability ($)		Change of Control (3)(4) ($)
Daniel M. Delen
	Cash Severance(5)	0	7,190,300	0	8,628,360	0		0
	Performance Shares(6)	0	18,427,458	0	18,427,458	16,981,745		18,427,458
	280G Tax Gross-up(7)	0	0	0	13,873,055	0		8,517,431
Thomas R. Adams
	Cash Severance(5)	0	2,932,130	0	2,932,130	0		0
	Performance Shares(6)	5,354,148	5,354,148	0	5,354,148	4,926,896		5,354,148
	Retention Agreement(8)	0	850,000	0	850,000	850,000		0
	Incremental Pension Benefit(9)	0	1,934,872	0	1,934,872	0		0
	Insurance Benefits(10)	0	49,803	0	49,803	0		0
	Health-Care Benefits(11)	41,337	20,974	41,337	20,974	41,337	(12)	0
	280G Tax Gross-up(7)	0	0	0	0	0		0
Andrew D. Gilchrist
	Cash Severance(5)	0	2,212,290	0	2,212,290	0		0
	Performance Shares(6)	0	3,889,251	0	3,889,251	3,581,187		3,889,251
	Incremental Pension Benefit(9)	0	848,467	0	848,467	0	(13)	0
	Insurance Benefits(10)	0	70,164	0	70,164	0		0
	280G Tax Gross-up(7)	0	0	0	3,744,909	0		0
Martin L. Holton III
	Cash Severance(5)	0	2,132,800	0	2,132,800	0		0
	Performance Shares(6)	3,729,511	3,729,511	0	3,729,511	3,437,239		3,729,511
	Incremental Pension Benefit(9)	0	1,269,623	0	1,269,623	0		0
	Insurance Benefits(10)	0	70,623	0	70,623	0		0
	280G Tax Gross-up(7)	0	0	0	2,033,952	0		0
Jeffery S. Gentry
	Cash Severance(5)	0	1,952,940	0	1,952,940	0		0
	Performance Shares(6)	2,899,951	2,899,951	0	2,899,951	2,671,209		2,899,951
	Incremental Pension Benefit(9)	0	1,278,841	0	1,278,841	0		0
	Insurance Benefits(10)	0	70,275	0	70,275	0		0
	280G Tax Gross-up(7)	0	0	0	0	0		0

(1)	Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with the specific lawful instructions of an authorized officer or more senior employee or majority of the Board, or (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform his employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be materially damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or other material obligation to RAI, except that an executive at the level of Mr. Delen (who is the only named executive officer who is not a party to a severance agreement, but instead participates in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.”

Under the severance agreement and ESP, an executive may terminate his employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his base salary, targeted annual incentive and targeted long-term incentive award opportunity. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Any such termination for good reason, in the absence of a change of control, is treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 31, 2013, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his employment for good reason or (ii) in the case of Mr. Delen, who participates in the ESP, that during the one-year period prior to the change in control, his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he terminates his employment for good reason, or his employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement to terminate his employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s pay grade or bonus opportunity, (d) a material breach of the severance agreement, or (e) a material reduction in certain employee benefits.

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the ESP to terminate his employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a reduction in the executive’s base salary, target annual bonus opportunity or target long-term incentive opportunity, (d) a material breach of the ESP, (e) a reduction in the aggregate employee benefits, or (f) RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2013, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Mr. Delen) and pursuant to the ESP (in the case of Mr. Delen) (as each of the severance agreement and ESP is described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	two times annual base salary and two times target annual incentive in the case of the named executive officers, except Mr. Delen, payable in a single lump sum on July 1, 2014;

(b)	in the case of Mr. Delen, two and one-half times annual base salary and two and one-half times target annual incentive upon an involuntary termination of employment without cause, and three times annual base salary and three times target annual incentive upon a qualifying termination, in either case payable in a single lump sum on July 1, 2014; and

(c)	three years of such person’s respective financial planning allowance payments (as described in footnote 6 to the 2013 Summary Compensation Table above), other than Mr. Delen, who is not entitled to this amount under the ESP, with such amounts payable in a single lump sum on July 1, 2014.

As indicated in the preceding sentence, the lump sum payment under the severance agreement or ESP would be deferred for a period of six months pursuant to Section 409A of the Code.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments described in this footnote and the benefits described in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Separation Pay Plan, provided he executes a release of claims against RAI. Under such program, the amount a person receives as separation pay is based upon years of service, with such amount not to exceed 78 weeks of base pay and 52 weeks of target annual incentive.

(6)	These amounts represent the value of the performance shares in which the executive may vest (and the associated dividend equivalent payments), if the employment of the executive had terminated on December 31, 2013, under the circumstances set forth in the table; such performance shares are a pro rata amount of the total number of performance shares granted on March 1, 2013, March 1, 2012 and March 1, 2011. As of December 31, 2013, Messrs. Adams and Holton, and Dr. Gentry, were eligible for retirement under the terms of the performance share grant agreements, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2013. The terms governing the performance shares granted on March 1, 2013, are summarized in the narrative following the 2013 Grants of Plan-Based Awards Table above. The terms governing the performance shares granted on March 1, 2012 and March 1, 2011 are essentially the same as the terms governing the performance shares granted on March 1, 2013, except that the three-year performance periods applicable to the 2012 and 2011 performance shares end on December 31, 2014 and ended on December 31, 2013, respectively; the three-year average annual incentive award score is based on the 2012, 2013 and 2014 scores, and 2011, 2012 and 2013 scores, respectively; and the three-year minimum cumulative dividend threshold is $6.72 and $6.36, respectively. In contrast, for the 2013 performance shares, the three-year performance period ends on December 31, 2015, the three-year average annual incentive award score will be based on the 2013, 2014 and 2015 scores, and the three-year minimum cumulative dividend threshold is $7.08.

The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2013, due to death or disability, is based on the assumption that RAI’s three-year average annual incentive award score would be equal to the target. The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2013, due to involuntary termination without cause, or a change of control of RAI (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on the following: (a) if due to involuntary termination without cause — in the case of the 2013 performance shares, RAI’s actual annual incentive award score for 2013 and the assumption that RAI’s annual incentive award scores for 2014 and 2015 would be equal to the target annual incentive score; in the case of the 2012 performance shares, RAI’s actual annual incentive award scores for 2012 and 2013 and the assumption that RAI’s annual incentive award score for 2014 would be equal to the target annual incentive award score; and in the case of the 2011 performance shares, the value of the performance shares actually earned based on the average of the annual incentive award scores for 2011, 2012 and 2013; and that in all three cases the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement, and (b) if due to a change of control — in the case of the 2013 performance shares, the assumption that RAI’s annual incentive award scores for 2013, 2014 and 2015 would be equal to the actual annual incentive award score; in the case of the 2012 performance shares, the assumption that RAI’s annual incentive award scores for 2012, 2013 and 2014 would be equal to the actual annual incentive award score; and in the case of the 2011 performance shares, the assumption that RAI’s annual incentive award scores for 2011, 2012 and 2013 would be equal to the actual annual incentive award score; and that in all three cases the assumption that there is no adjustment to the number of vested performance shares because RAI satisfied the minimum cumulative dividend requirement. The values in these rows represent: (a) the product of $49.99, the per share closing price of RAI common stock (since vested performance shares are paid out in shares of RAI common stock) on December 31, 2013, and the number of performance shares as determined based on the assumptions set forth above, plus (b) the associated dividend equivalent payment for such number of performance shares.

(7)	These amounts represent RAI’s payments, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(8)	These amounts represent the value of a retention bonus payable to Mr. Adams in certain circumstances pursuant to the retention letter agreement entered into in July 2013 between RAI and Mr. Adams. Provided Mr. Adams remains employed with RAI or one of its affiliates through the earlier of December 31, 2014 or the date the Board approves his release date based on its assessment of organizational stability, and he executes a general release, confidentiality, non-disparagement and non-competition agreement, RAI will pay him a retention bonus of $850,000 in a lump sum as soon as practicable following the date of his eligibility for the retention bonus. Pursuant to the terms of a retention trust governing such bonus arrangement, if prior to the earlier of December 31, 2014 or the Board’s determination that the organization is stable, Mr. Adams’s employment (a) were to be involuntarily terminated by RAI without cause, as defined therein, then the Board has determined and agreed that such an involuntary termination without cause will also mean that the organization is stable and Mr. Adams would receive the full amount of the retention bonus as long as he meets all of the other eligibility requirements, (b) were to be terminated as a result of death or permanent disability, then Mr. Adams or his estate, as the case may be, would receive the full amount of the retention bonus following such event and (c) were to be terminated due to his voluntary resignation or termination for cause, as defined therein, then Mr. Adams would forfeit his right to receive any portion of the retention bonus.

(9)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2013 Pension Benefits Table above) resulting from the additional service and age credit the named executive officers (other than Mr. Delen, who is not entitled to such benefit under the ESP) will be granted for the additional three-year period under the severance agreement, referred to as the severance period, and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Mr. Delen, who does not participate in the pension plans) would receive in these circumstances his accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2013 Pension Benefits Table above.

(10)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer (other than Mr. Delen, who is not entitled to such payments) during the severance period for health care, life insurance and excess liability insurance (except for Mr. Adams, who declined excess liability coverage) and (b) contributions by RAI for the benefit of each of the named executive officers (other than Mr. Delen, who is not entitled to such payments) to RAI’s postretirement health-savings account program.

(11)	The amounts listed for Mr. Adams represent the present value, discounted to December 31, 2013, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The amounts listed under this footnote are based upon the same assumptions (including a discount rate of 4.87%) used by RAI in determining postretirement health-care expense in its 2013 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(12)	This amount represents the present value, discounted to December 31, 2013, of the health-care benefits that would commence immediately for Mr. Adams in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 11; in the event of his termination due to death, the amount of the survivor benefit would be $17,736.

(13)	Mr. Gilchrist would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to him and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

Other Management Proposals

Item 2:	Approval of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan

On February 3, 2009, the Board unanimously approved and adopted, subject to the approval of our shareholders at the 2009 annual meeting, the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, which we refer to in this section as the Current Omnibus Plan. On May 6, 2009, our shareholders approved the Current Omnibus Plan and the Current Omnibus Plan became effective on that date. The Current Omnibus Plan affords the Board the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our officers and other employees. These awards include equity and cash awards that may qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

On February 7, 2014, the Board unanimously approved and adopted, subject to the approval of our shareholders at the annual meeting, the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan, which we refer to as the Restated Omnibus Plan. If the Restated Omnibus Plan is approved by shareholders, it will become effective on the date of the annual meeting. Outstanding awards under the Current Omnibus Plan will continue in effect in accordance with their terms.

Our principal reason for amending and restating the Current Omnibus Plan is to obtain shareholder approval of the Restated Omnibus Plan for purposes of the approval requirements for the material terms for qualified performance-based compensation under Section 162(m) of the Code to preserve our ability to potentially design certain types of awards under the Restated Omnibus Plan so that they may be able to satisfy the requirements for qualified performance-based compensation, and may permit us to benefit from certain tax deductions under Section 162(m) of the Code. The Restated Omnibus Plan also includes various other changes. However, we are not seeking to increase the amount of shares available for issuance or to adjust any of the individual award limits contained in the Current Omnibus Plan. The most important changes to the Current Omnibus Plan included in the Restated Omnibus Plan are described in the summary of principal changes subsection below, which is followed by a description of the other highlights of the Restated Omnibus Plan and a summary description of the entire Restated Omnibus Plan.

The complete text of the Restated Omnibus Plan is attached to this proxy statement as Appendix A. The following description of the Restated Omnibus Plan is only a summary of its principal terms and provisions and is qualified by reference to the complete text as set forth in Appendix A. The affirmative vote of a majority of the shares of our common stock entitled to vote on this proposal and represented and voting at the annual meeting is required to approve the Restated Omnibus Plan.

Summary of Principal Changes to the Current Omnibus Plan

The Restated Omnibus Plan makes the following principal changes to the Current Omnibus Plan:

•

No Dividends or Dividend Equivalents on Certain Awards.    The Restated Omnibus Plan provides that stock options and stock appreciation rights granted under the Restated Omnibus Plan may not provide for dividends or dividend equivalents;

•

Greater Flexibility Permitted In Design of Performance Awards.    The Restated Omnibus Plan permits management objectives with respect to performance-based awards to be evaluated relative not only to the performance of other companies, but also to the performance of subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, and to be evaluated relative to an index or one or more of the performance objectives themselves. In addition, the Restated Omnibus Plan retains the general categories of management objectives that must be used for qualified performance-based awards for Section 162(m) purposes that were originally included in the Current Omnibus Plan (in other words, profits, cash flow, returns, working capital, profit margins, liquidity measures, sales growth, margin growth, unit growth, cost initiative and stock price metrics), but clarifies that such objectives are only categories and not the exhaustive list of objectives;

•

No Current Dividends on Performance-Based Awards.    The Restated Omnibus Plan clarifies that dividends or other distributions on performance-based restricted stock, shares underlying performance-based restricted stock units awards and performance shares must be deferred until, and paid contingent upon, the achievement of the applicable management objectives;

•

Clarification on Permissible Adjustments for Certain Performance Awards Under Section 162(m).     The Restated Omnibus Plan provides that adjustments to performance-based restricted stock or restricted stock units awards, performance shares, performance units or annual incentive awards may not be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code if such action would result in the loss of the otherwise available exemption for the award under Section 162(m) of the Code;

•

Clarification on Use of Shares in Payment of Withholding Taxes.    The Restated Omnibus Plan clarifies that the market value of shares withheld to satisfy withholding taxes with respect to awards may not exceed the minimum amount of taxes required to be withheld, and that RAI may prohibit the use of shares in the payment of withholding taxes at the Compensation Committee’s discretion; and

•

Allowances for Conversion Awards and Assumed Plans.    Subject to the Restated Omnibus Plan’s share counting rules, shares covered by awards granted under the Restated Omnibus Plan will not be counted as used unless and until the shares are actually issued or transferred. However, the Restated Omnibus Plan provides that shares issued or transferred under awards granted under the Restated Omnibus Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards held by grantees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Restated Omnibus Plan limits. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Restated Omnibus Plan, under circumstances further described in the Restated Omnibus Plan, but will not count against the aggregate share limit or other Restated Omnibus Plan limits.

In addition, as a result of the 2010 Stock Split, the number of shares of RAI common stock outstanding and with voting rights doubled, and certain numerical limits under the Current Omnibus Plan were automatically increased under the anti-dilution provisions in accordance with the terms of the Current Omnibus Plan. As a result, the Restated Omnibus Plan reflects that (1) the maximum number of shares that may be issued or transferred with respect to awards under the plan has increased from 19,000,000 shares to 38,000,000 shares, (2) the maximum number of shares that may be issued or transferred upon the exercise of incentive stock options has increased from 3,000,000 shares to 6,000,000 shares, (3) the maximum number of shares that may be issued to an individual participant in the form of stock options or stock appreciation rights has increased from 3,000,000 shares to 6,000,000 shares, and (4) the maximum number of shares that may be issued to an individual participant in the form of awards (other than stock options or stock appreciation rights) intended to qualify as qualified performance-based compensation for purposes of Section 162(m) has increased from 1,500,000 shares to 3,000,000 shares. Again, these increases already have been effected pursuant to the adjustment provisions of the Current Omnibus Plan as a result of the 2010 Stock Split, and this proposal does not constitute a request for approval of additional shares or modified share limits under the Restated Omnibus Plan.

Other Restated Omnibus Plan Highlights

The Restated Omnibus Plan continues to authorize the Board to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents, and other stock or stock-based awards for the purpose of providing employees of RAI (and those of its subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. The Restated Omnibus Plan also authorizes the Board to provide annual cash incentive awards to these same potential participants. Some of the key features of the Restated Omnibus Plan that reflect RAI’s commitment to effective management of equity and incentive compensation are set forth below and are described more fully under the heading “Summary of the Restated Omnibus Plan” and in the Restated Omnibus Plan, which is attached as Appendix A to this proxy statement.

Administration

The Restated Omnibus Plan provides that it will be administered by the Board, and that the Board may delegate all or any part of its authority under the plan to the Compensation Committee. The Board has effected such delegation with respect to the Current Omnibus Plan, and expects to effect such delegation with respect to the Restated Omnibus Plan. The Compensation Committee or the Board may delegate its duties under the Restated Omnibus Plan (subject to certain limitations described in the Restated Omnibus Plan) to one or more of our officers.

Restated Omnibus Plan Limits

Total awards and individual awards under the Restated Omnibus Plan are limited as described above, subject to adjustment for any shares recycled into the Restated Omnibus Plan as described below. The Restated Omnibus Plan also provides that, subject to adjustment as described in the Restated Omnibus Plan:

•	the aggregate number of shares of common stock actually issued upon the exercise of incentive stock options will not exceed 6,000,000 shares of common stock;

•	no participant will be granted stock options or stock appreciation rights, in the aggregate, for more than 6,000,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted stock, restricted stock units, performance shares or other stock-based awards that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, in the aggregate, for more than 3,000,000 shares during any calendar year;

•

no participant in any calendar year will receive awards of performance units that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, other than cash incentive awards, having an aggregate maximum value in excess of $20,000,000;

•

no participant in any calendar year will receive an annual incentive award that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code having an aggregate maximum value in excess of $20,000,000; and

•

no participant in any calendar year will receive other awards payable in cash that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code having an aggregate maximum value in excess of $20,000,000.

Share Recycling Provisions

The Restated Omnibus Plan also provides that if any shares of RAI common stock issued or transferred with respect to awards granted under the Restated Omnibus Plan are forfeited, or if awards granted under the Restated Omnibus Plan are cancelled or forfeited, expire or are settled in cash (in whole or in part), those shares will again be available for issuance or transfer under the Restated Omnibus Plan to the extent of the cancellation, forfeiture, expiration, or cash settlement as described in the Restated Omnibus Plan. In addition, if shares of RAI common stock are tendered or otherwise used in payment of an option exercise price or withheld by us to satisfy tax withholding obligations, only the net number of shares actually issued will count against the aggregate share limit. If a participant elects to give up the right to receive compensation in exchange for shares of RAI common stock based on fair market value, such shares of RAI common stock will not count against the aggregate share limit under the Restated Omnibus Plan.

No Repricing Without Shareholder Approval

RAI has never repriced underwater stock options or stock appreciation rights, and repricing of options and stock appreciation rights is prohibited without shareholder approval under the Restated Omnibus Plan.

Change of Control Definition

The Restated Omnibus Plan includes a definition of “Change of Control.” Generally, a change of control will be deemed to have occurred if:

•

a person or group (excluding certain purchases by BAT or by RAI’s employee benefit plans) acquires beneficial ownership of 30% or more of the combined voting power of RAI’s outstanding securities entitled to vote generally in the election of RAI’s directors, referred to as voting power;

•

individuals who as of July 30, 2004 constituted RAI’s entire Board cease for any reason to constitute at least a majority of RAI’s Board, unless their replacements are approved as described in the Restated Omnibus Plan;

•

RAI consummates a merger or consolidation unless (1) the merger or consolidation is with a wholly owned subsidiary, or (2) owners of RAI’s voting power before the merger or consolidation generally own a majority of the outstanding voting power of the resulting entity; or

•

RAI consummates the sale or other disposition of all or substantially all of RAI’s assets unless (1) the transferee of all or substantially all of the assets is a wholly owned subsidiary, or (2) a majority of the voting power of the transferee is represented by RAI’s voting power before the transfer.

Other Features

•

The Restated Omnibus Plan provides that, except with respect to converted, assumed or substituted awards as described in the Restated Omnibus Plan, no stock options or stock appreciation rights will be granted with an exercise price or base price less than the fair market value of RAI common stock on the date of grant; and

•	The Restated Omnibus Plan is designed to allow, but not require, awards made under the Restated Omnibus Plan to qualify as qualified performance-based compensation under Section 162(m) of the Code.

In addition, as of March 10, 2014:

•	there were 536,476,730 shares of RAI common stock outstanding;

•

full value awards (restricted stock and restricted stock unit awards) covering 4,878,287 shares of RAI common stock remained outstanding, assuming that outstanding performance-vested awards achieve maximum performance;

•	no stock options to purchase shares of RAI common stock were outstanding;

•	31,209,455 shares remained available for issuance under the Current Omnibus Plan; and

•	the closing price of RAI common stock on the NYSE was $54.36.

Section 162(m)

The Code limits to $1 million per taxable year the deduction allowed for federal income tax purposes for compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the Chief Financial Officer) of public companies, which limit we refer to as the deduction limit. The deduction limit applies to compensation that does not qualify for any of a limited number of exceptions. The deduction limit does not apply to compensation paid under a shareholder-approved plan that meets certain requirements for qualified performance-based compensation.

Summary of the Restated Omnibus Plan

Shares Available Under the Restated Omnibus Plan

Subject to adjustment as provided in the Restated Omnibus Plan, the number of shares that may be issued or transferred

•	upon the exercise of stock options or stock appreciation rights,

•	as restricted stock and released from substantial risks of forfeiture,

•	in payment of restricted stock units,

•	in payment of performance shares or performance units that have been earned,

•	as stock or other stock-based awards, or

•	in payment of dividend equivalents

will not exceed in the aggregate 38,000,000 shares of common stock, plus any shares recycled into the Restated Omnibus Plan as described above. The Restated Omnibus Plan also includes the plan or individual limits previously described.

Eligibility

Awards may be awarded to RAI’s employees and employees of its subsidiaries or any person selected by the Board who provides services to RAI or a subsidiary, including any person providing services to any entity in which RAI or any of its subsidiaries has an ownership interest of at least 20 percent. However, incentive stock options may be granted only to employees of RAI or its subsidiaries. Currently, approximately 5,100 persons are eligible to receive awards under the plan. Subject to the terms of the Restated Omnibus Plan, the Board will determine the participants to whom awards are granted.

Awards

Stock Options.    RAI may grant stock options that entitle the participant to purchase shares of RAI common stock at a price, except with respect to converted, assumed or substituted awards as described in the Restated Omnibus Plan, not less than the market value per share at the date of grant. Each stock option grant will specify whether the option is payable:

•	in cash or by check or wire transfer of immediately available funds;

•	by the actual or constructive transfer to RAI of shares of RAI common stock owned by the participant having a value at the time of exercise equal to the total exercise price;

•

by withholding by RAI from the shares of RAI common stock otherwise deliverable to the participant upon the exercise of the stock option, a number of shares of RAI common stock having a value at the time of exercise equal to the total exercise price;

•	by a combination of such methods of payment; or

•	by such other methods as may be approved by the Board.

To the extent permitted by law, any grant of an option right may provide for deferred payment of the exercise price from the proceeds of sale through a broker of some or all of the shares of RAI common stock to which the exercise relates. Each grant will specify the period or periods of continuous service by the participant with RAI or any RAI subsidiary that is necessary before the stock options or installments of stock options become exercisable. Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the rights.

Option rights granted under the Restated Omnibus Plan may not provide for any dividends or dividend equivalents thereon. No option right will be exercisable more than 10 years from the date of grant. Stock options may be stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision, stock options that are not intended to qualify as incentive stock options, or any combination of the two.

The Board may substitute, without receiving the participant’s permission, stock appreciation rights payable only in shares of RAI common stock (or stock appreciation rights payable in shares of RAI common stock or cash, or a combination of both, at the Board’s discretion) for outstanding stock options. However, the terms of the substituted stock appreciation rights must be substantially the same as the terms for the stock options at the date of substitution, and the difference between the market value of the underlying shares of RAI common stock and the base price of the stock appreciation rights must be equivalent to the difference between the market value of the underlying shares of RAI common stock and the exercise price of the stock options.

Stock Appreciation Rights.    A stock appreciation right is a right to receive from RAI an amount equal to 100%, or such lesser percentage as the Board may determine, of the spread between the base price (which, except with respect to converted, assumed or substituted awards as described in the Restated Omnibus Plan, may not be less than the market value per share of RAI common stock on the date of grant) and the market value of the shares of RAI common stock on the date of exercise. Any grant may specify that the amount payable upon exercise of a stock appreciation right may be paid by RAI in cash, in shares of RAI common stock, or in any combination of the two, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Any grant may specify that the amount payable upon exercise of a stock appreciation right may not exceed a maximum specified by the Board as well as waiting periods before exercise and permissible exercise dates or periods. Each grant will specify the period or periods of continuous service by the participant with RAI or any RAI subsidiary that is necessary before the stock appreciation rights or installments of stock appreciation rights become exercisable. Any grant of stock appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights. Stock appreciation rights granted under the plan may not provide for any dividends or dividend equivalents thereon. No stock appreciation right will be exercised more than 10 years from the date of grant.

Restricted Stock.    A grant of restricted stock constitutes an immediate transfer to the participant of the ownership of shares of RAI common stock in consideration of the performance of services, entitling the participant to voting, dividend and other ownership rights, but such rights will be subject to such restrictions and the fulfillment of conditions (which may include the achievement of management objectives) during the restriction period as the Board may determine. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share of RAI common stock at the date of grant.

For restricted stock that vests upon the passage of time, each respective grant will provide that the restricted stock will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the date of grant. Each grant will provide that during, and may provide that after, the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal in RAI or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee).

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Grants of restricted stock may provide for the earlier termination of restrictions on such restricted stock in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no such adjustment will be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Grants of restricted stock may require that any or all dividends or other distributions paid during the period of the restrictions be automatically deferred and reinvested in additional shares of restricted stock or paid in cash, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

Restricted Stock Units.    A grant of restricted stock units constitutes an agreement by RAI to deliver shares of RAI common stock or cash, or a combination of both, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Board may specify. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote such restricted stock units, but the Board may, at the date of grant, authorize the payment of dividend equivalents on such restricted stock units on either a current, deferred or contingent basis, either in cash, in additional restricted stock units or in shares of RAI common stock. However, dividends or other distributions on shares underlying restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share of RAI common stock at the date of grant.

Any grant of restricted stock units may provide for the earlier lapse or modification of the restriction period in the event of the retirement, death or disability, or other termination of employment of a participant, or a change of control of RAI. However, no such adjustment will be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Performance Shares and Performance Units.    A performance share is the equivalent of one share of RAI common stock, and a performance unit is the equivalent of $1.00 or such other value as determined by the Board. Each grant of performance shares or performance units will specify either the number of, or amount payable with respect to, the performance shares or performance units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of an award that is intended to qualify as qualified performance-based compensation (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Any grant of performance shares or performance units will specify management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the number of, or amount payable with respect to, performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels.

Each grant will specify the time and manner of payment of performance shares or performance units that have been earned. Any grant of performance shares or performance units may specify that the amount payable may be paid by RAI in cash, in shares of RAI common stock or in any combination of the two, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Any grant of performance shares or performance units may specify that the amount payable or the number of shares issued with respect to the performance shares or performance units may not exceed maximums specified by the Board at the date of grant.

The performance period with respect to each performance share or performance unit will be a period of time (not less than one year) determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no such adjustment will be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

The Board may, at the date of grant of performance shares, provide for the payment of dividend equivalents to the holder of the performance shares on either a current, deferred or contingent basis, either in cash or in additional shares of RAI common stock (subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid).

Annual Incentive Awards.    An annual incentive award is a cash award based on management objectives with a performance period of one year or less. Any grant of an annual incentive award will specify management objectives that, if achieved, will result in payment or early payment of the award and may set forth a formula for determining the amount payable if performance is at or above the minimum or threshold level or levels. Each grant of an annual incentive award will specify the amount payable with respect to the award, which amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of an annual incentive award that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

The performance period with respect to each annual incentive award will be determined by the Board at the time of grant, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment, of a participant, or a change of control of RAI. However, no such adjustment will be made in the case of an award that is intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the death or disability of the participant or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Each grant will specify the time and manner of payment of annual incentive awards that have been earned. Any grant of annual incentive awards may specify that the amount payable may not exceed maximums specified by the Board at the date of grant.

Other Awards.    The Board may, subject to limitations under applicable law, grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of RAI common stock or factors that may influence the value of such shares, including, without limitation:

•	awards consisting of securities or other rights convertible or exchangeable into shares of RAI common stock,

•	purchase rights for shares of RAI common stock,

•	awards with value and payment contingent upon performance of RAI or specified subsidiaries, affiliates or other business units or any other factors designated by the Board, and

•

awards valued by reference to the book value of shares of RAI common stock or the value of the securities of, or the performance of, specified subsidiaries or affiliates or other business units of RAI.

The Board will determine the terms and conditions of such awards. Shares of RAI common stock delivered pursuant to an award in the nature of a purchase right granted under the Restated Omnibus Plan must be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of RAI common stock, other awards, notes or other property, as the Board will determine.

Except as otherwise provided in the Restated Omnibus Plan, cash awards, as independent awards or as an element of or supplement to any other award granted under the plan, also may be granted. The Board may grant shares of RAI common stock as a bonus, or may grant other awards in lieu of obligations of RAI or a subsidiary to pay cash or deliver other property under the Restated Omnibus Plan or under other plans or compensatory arrangements, subject to terms that will be determined by the Board in a manner that is intended to comply with Section 409A of the Code.

Because benefits under the Restated Omnibus Plan depend upon the Board’s actions and the market value of the shares of RAI common stock in the future and/or the future performance of RAI, or one or more of its subsidiaries, it is not possible to determine the value of benefits that will be received by participants in the plan with respect to any awards made in the future. Benefits under the Restated Omnibus Plan, however, will be subject in any event to the limits described above under “Restated Omnibus Plan Limits.”

Management Objectives

The Restated Omnibus Plan requires that the Board establish “management objectives” for purposes of performance shares, performance units and annual incentive awards. When so determined by the Board, stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents or other awards under the Restated Omnibus Plan may also specify management objectives. Management objectives may be described in terms of RAI-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within RAI or any subsidiary. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions, or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Board may grant awards subject to management objectives that may or may not be intended to qualify as qualified performance-based compensation under Section     162(m) of the Code. The management objectives applicable to any qualified performance-based award to a “covered employee” (within the meaning of Section 162(m) of the Code or any successor provision) will be based on one or more, or a combination, of the following criteria:

•	Profits (e.g., operating income, earnings before interest and taxes, earnings before taxes, net income, cash net income, earnings per share, residual or economic earnings or economic profit);

•

Cash Flow (e.g., earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital, residual cash flow or cash flow return on investment);

•	Returns (e.g., economic value added or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales);

•	Liquidity Measures (e.g., debt-to-capital ratios, debt-to-EBITDA ratios or total debt);

•

Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to shareholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits); and

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

In the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, each management objective will be objectively determinable to the extent required under Section 162(m) of the Code. Unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, at the Compensation Committee’s discretion, any management objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Compensation Committee will have the authority to make equitable adjustments to the management objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows:

•	in recognition of unusual or non-recurring events affecting RAI or any subsidiary or affiliate or the financial statements of RAI or any subsidiary or affiliate;

•	in response to changes in applicable laws or regulations;

•

to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or

•

in recognition of any events or circumstances, including, without limitation, changes in the business, operations, corporate or capital structure of RAI or the manner in which it conducts its business, that render the management objectives unsuitable.

However, no such adjustment will be made in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with a change of control of RAI) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code, unless the Compensation Committee determines that the satisfaction of such requirements is neither necessary or appropriate.

As an initial matter, in order for awards to be able to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, the Restated Omnibus Plan containing the management objectives must be approved by our shareholders in a separate vote by a majority of the votes cast on the proposal. Accordingly, if our shareholders do not approve the Restated Omnibus Plan by the vote described in the immediately preceding sentence, no awards will be granted under the Restated Omnibus Plan, and it will not become effective. Instead, the Current Omnibus Plan will continue in full force and effect, and our ability under the Current Omnibus Plan to make certain performance awards to certain participants will be limited.

Administration

The Board, or its delegate, has full and exclusive discretionary power to interpret the terms and the intent of the Restated Omnibus Plan and any evidence of award or other document relating to the Restated Omnibus Plan, to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Restated Omnibus Plan as it may deem necessary or proper. Such authority, subject otherwise to the terms of the Restated Omnibus Plan, includes selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in an evidence of award, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of RAI, construing any ambiguous provision of the Restated Omnibus Plan or any evidence of award or document relating to the Restated Omnibus Plan, and adopting modifications and amendments to the Restated Omnibus Plan or any evidence of award or other document relating to the Restated Omnibus Plan.

To the extent permitted by applicable law, including any rule of the NYSE, the Board or Compensation Committee may delegate its duties under the Restated Omnibus Plan to one or more senior officers of RAI, referred to as a secondary committee, subject to such conditions and limitations as the Board or Compensation Committee prescribes. However, no secondary committee may grant an award to a participant who is subject to Section 16 of the Exchange Act or designed to be qualified performance-based compensation under Section 162(m) of the Code. In addition, no secondary committee may grant an award to a member of such secondary committee. The resolution providing for delegation to the secondary committee must set forth the total number of shares and/or the pool dollar value of the awards the secondary committee may grant, and the secondary committee must report periodically to the Board or the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority so delegated.

Amendment and Termination

The Board may at any time amend the Restated Omnibus Plan in whole or in part; provided, however, that if an amendment to the Restated Omnibus Plan must be approved by the shareholders of RAI in order to comply with applicable law or the rules of the NYSE or, if the shares of RAI common stock are not traded on the NYSE, the principal national securities exchange upon which the shares of RAI common stock currently are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

If permitted by Sections 409A and 162(m) of the Code in the case of a qualified performance-based award, but subject to the next paragraph, in case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances of a participant who holds a stock option or stock appreciation right not immediately exercisable in full, or any shares of restricted stock or any restricted stock units as to which the restriction period has not been completed, or any annual incentive awards, performance shares or performance units that have not been fully earned, or any other awards subject to any vesting schedule or transfer restriction, or who holds shares of RAI common stock subject to any transfer restriction imposed pursuant to the Restated Omnibus Plan, or in the event of a change of control, the Board may, in its sole discretion, accelerate: (1) the time at which such stock option, stock appreciation right or other award may be exercised; (2) the time when such restriction period will end for such restricted stock or restricted stock units; or (3) the time at which such annual incentive awards, performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate. In addition, the Board may, in its sole discretion, waive any other limitation or requirement under any such award.

The Board may amend the terms of any award granted under the Restated Omnibus Plan prospectively or retroactively, except in the case of an award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code (other than in connection with the participant’s death, disability or a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Subject to the adjustments provision of the Restated Omnibus Plan, no amendment may impair the rights of any participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to RAI. The Board may, in its discretion, terminate the Restated Omnibus Plan at any time. Termination of the Restated Omnibus Plan will not affect the rights of participants or their successors under any awards outstanding on the date of termination.

No Repricing of Stock Options or Stock Appreciation Rights

Except in connection with certain corporate transactions or events described in the Restated Omnibus Plan, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, or cancel outstanding stock options or stock appreciation rights that have an exercise price or base price in excess of the current market price of the underlying shares in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original option rights or base price of the original stock appreciation rights, as applicable, without shareholder approval. This restriction is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights and will not be construed to prohibit the adjustments in connection with certain corporate transactions or events provided for in the Restated Omnibus Plan.

Transferability

Except as otherwise determined by the Board, no awards granted under the Restated Omnibus Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event shall any such award granted under the Restated Omnibus Plan be transferred for value. Except as otherwise determined by the Board, stock options and stock appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law and/or court supervision.

Adjustments; Change of Control

The Board will make or provide for adjustments in the numbers of shares of RAI common stock covered by outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the Restated Omnibus Plan and, if applicable, in the number of shares of RAI common stock covered by other awards, in the exercise price and base price provided in outstanding stock options or stock appreciation rights, and in the kind of shares of RAI common stock covered by such awards, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from:

•	any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of RAI,

•

any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or

•	any other corporate transaction or event having an effect similar to any of the foregoing.

Moreover, in the event of any such transaction or event or in the event of a change of control (as defined in the Restated Omnibus Plan), the Board, in its discretion, may substitute any or all outstanding awards under the Restated Omnibus Plan with such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or stock appreciation right with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change of control, the Board may in its sole discretion elect to cancel such stock option or stock appreciation right without any payment to the person holding such stock option or stock appreciation right. The Board will also make or provide for such adjustments in the aggregate number of shares available under the Restated Omnibus Plan and the individual participant limits as the Board, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any such transaction or event or change of control. However, any such adjustment to the number of shares available for incentive stock options will be made only if and to the extent that such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.

Withholding Taxes

To the extent that RAI is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Restated Omnibus Plan, and the amounts available to RAI for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to RAI for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit or the delivery to RAI of RAI common stock. In no event will the market value of the common stock to be withheld and delivered to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Effective Date/Termination

The Current Omnibus Plan originally became effective as of May 6, 2009, the date it was approved by RAI shareholders. The Restated Omnibus Plan will become effective as of the date it is approved by RAI shareholders. No grant will be made under the Restated Omnibus Plan more than 10 years after May 6, 2009, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the evidences of award conveying such grants and of the Restated Omnibus Plan.

United States Federal Income Tax Consequences

The following is a brief summary of some of the U.S. federal income tax consequences of certain transactions under the Restated Omnibus Plan based on U.S. federal income tax laws in effect on January 1, 2014. This summary is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Non-qualified Stock Options.    In general,

•	no income will be recognized by an optionee at the time a non-qualified option right is granted;

•

at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of RAI common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of RAI common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares in a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights.    No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the market value of any unrestricted shares of RAI common stock received on the exercise.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, which we refer to as the restrictions. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of grant of the shares, will have taxable ordinary income on the date of grant of the shares equal to the excess of the market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market value of unrestricted shares of RAI common stock on the date that such shares are transferred or settled in cash, as the case may be, to the recipient (reduced by any amount paid by the recipient for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares, Performance Units and Annual Incentive Awards.    No income generally will be recognized upon the grant of performance shares, performance units or annual incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or annual incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the market value of any unrestricted shares of RAI common stock received.

Tax Consequences to RAI or the Relevant Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, RAI or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Restated Omnibus Plan cannot qualify as qualified performance-based compensation under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.

Equity Compensation Plan Information

The table below summarizes certain information regarding our equity compensation plans as of December 31, 2013.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans
Approved by Security Holders	5,391,891(2)	—	31,610,104
Equity Compensation Plans Not
Approved by Security Holders(1)	—	—	1,036,806

Total	5,391,891(2)	—	32,646,910

(1)	The EIAP was approved by RJR’s sole shareholder, Nabisco Group Holdings Corp., prior to RJR’s spin-off on June 15, 1999.

(2)	Consists of restricted stock units. These restricted stock units represent the maximum number, 150%, of shares to be awarded under the best-case targets that may not be achieved, and accordingly, may overstate expected dilution.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Restated Omnibus Plan because the grant and actual payout of awards under the Restated Omnibus Plan are subject to the discretion of the plan administrator.

Your Board of Directors recommends a vote FOR the approval of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan.

Item 3:	Advisory Vote to Approve the Compensation of Named Executive Officers

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2014 annual meeting of shareholders:

“RESOLVED, that, on an advisory basis, the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2014 annual meeting, hereby is APPROVED.”

Your Board of Directors recommends a vote FOR this proposal.

This advisory vote, commonly known as a “say-on-pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. We are currently conducting say-on-pay votes every year, and after this year’s vote expect to hold the next say-on-pay vote in connection with our 2015 annual meeting of shareholders.

The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. We received over 94% approval for our 2013 say-on-pay vote, which our Board interpreted as strong support for our executive compensation program. In fact, we have received over 92% approval for all three of our prior say-on-pay votes. Before you vote, please review our Compensation Discussion and Analysis beginning on page 38 and the tabular and narrative disclosure that follows it. These sections describe the compensation program for our named executive officers and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the say-on-pay vote will not be binding on us or the Board. The final decision on the compensation and benefits of our named executive officers remains with the Board and the Compensation Committee. However, RAI and the Board value the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

Our 2013 Business Highlights

RAI is a holding company whose operating subsidiaries include the second largest tobacco company in the United States, RJR Tobacco; the second largest manufacturer of smokeless tobacco products in the United States, American Snuff Co.; the manufacturer of the leading super-premium cigarette brand, SFNTC; Niconovum AB and Niconovum USA, Inc., marketers of nicotine replacement therapy products in Sweden and the United States, respectively; and R. J. Reynolds Vapor Company, a manufacturer and distributor of digital vapor cigarettes in the United States. Our business strategy is focused on transforming tobacco in anticipation of shifts in consumer preferences to deliver sustainable earnings growth, strong cash flow and enhanced long-term shareholder value.

2013 was a successful year for all of our reportable business segments — RJR Tobacco, American Snuff and Santa Fe. Our companies continued to make progress in their strategy to transform the tobacco industry, while demonstrating solid fundamental business dynamics and excellent execution in a challenging economic environment. Market share gains by our companies’ key brands were driven by the efficient execution of their growth strategies. Further, investment in the expansion of innovative new products (such as the VUSE digital vapor cigarette) is evidence of our companies’ focus on building their businesses for sustainable long-term success. The successful execution of our companies’ business strategies led to the achievement of the following 2013 highlights:

•	growth in our adjusted earnings per share and operating margin over the prior year;

•	market share increases for all four key growth brands — Camel, Pall Mall, Grizzly and Natural American Spirit; and

•	market leading performance of VUSE in Colorado, its first major market.

Our total shareholder return for the three-year period from 2011 — 2013 was 80%, significantly outperforming the S&P 500 over that period, and we continued to demonstrate our ongoing commitment to enhance shareholder value in 2013 by:

•	increasing our quarterly dividend by 6.8% during the year;

•	continuing to execute our $2.5 billion share repurchase program; and

•	maintaining our dividend payout target of 80% of our net income.

Our 2013 Executive Compensation Program

As described more fully in our Compensation Discussion and Analysis, our executive compensation program is designed to help us:

•	reward our management for strong performance and the successful execution of our business plans and strategies;

•	align management’s compensation interests with the long-term investment interests of our shareholders;

•	attract, motivate, and retain exceptional management talent; and

•	provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry such as the tobacco industry.

The principal components of the 2013 compensation program for our named executive officers included:

Moderate fixed pay:  base salary targeted at the size-adjusted median of our peer group of food, beverage, tobacco and non-durable consumer goods companies.

Targeted total compensation:  total compensation opportunity targeted at approximately 10% above the size-adjusted median of our food, beverage, tobacco and non-durable consumer goods peer group (the result of targeting specific percentiles for each element of pay) in order to compete with other tobacco companies who tend to pay higher given the controversial nature of the industry.

Performance-based incentives:  a balanced annual incentive program driven by both financial and marketplace performance; and a long-term incentive program based entirely on performance and aligned with shareholder interests through links to stock price, dividend maintenance and multiple years of financial and marketplace performance, with payout potential capped at a conservative level of 150% of target.

Other notable good governance features of our 2013 executive compensation program included:

•

dividends paid only on earned performance shares, modest use of perquisites (without gross-ups), no use of stock options and no history of backdating or repricing of stock options (which we do not currently grant), reasonable severance arrangements that provide important protections for our businesses, and no new excise tax gross-ups for new participants as of February 2009;

•

annual review and assessment of potential compensation-related risks, risk mitigating controls and attributes, including clawback provisions in incentive programs, stock ownership guidelines (which do not count pledged shares) and an anti-hedging policy for our executives and directors, and semi-annual reviews of tally sheets; and

•	use of an independent compensation consultant directly retained by the Compensation Committee, which is comprised entirely of independent directors.

Pay for Performance

The Compensation Committee annually evaluates our executive compensation program’s pay for performance effectiveness and shareholder orientation when making compensation decisions. We believe you should vote “FOR” the compensation program for our named executive officers because the compensation earned by our named executive officers for 2013, based on the 2013 compensation actions summarized below, was aligned with our overall pay philosophy, our pay for performance philosophy and our actual one-year and three-year performance:

•

Moderate merit increases in early 2013 of 2.5% to 3.13% of base salary for our named executive officers, driven by individual performance ratings for the prior year using the same review process used for all employees in our companies.

•

Base salary market adjustments for three of the named executive officers effective January 1, 2013, based on our compensation philosophy and a review of peer group base salary market data by the Compensation Committee’s independent compensation consultant in late 2012.

•

2013 annual incentive awards paid out at 143% of target. We exceeded the performance targets set at the beginning of 2013 for the adjusted earnings per share financial metric as well as all five of our market share metrics, achieving market share increases for all four key growth brand metrics.

•

Performance shares granted in 2011 vested and were paid out in shares of RAI stock at 106% of target based on (1) our above target financial and marketplace performance over the 2011-2013 performance period, and (2) our satisfaction of the minimum cumulative dividend requirement for the three-year performance period.

For these reasons, your Board of Directors recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation of RAI’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions in RAI’s proxy statement for the 2014 annual meeting.

Audit Matters

Audit Committee Report

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2013 with management and has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2013 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)

Luc Jobin

Lionel L. Nowell, III

Richard E. Thornburgh

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such Policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2014. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Audit Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2013 and 2012:

	Amount of Fees
	2013	2012
Audit Fees	$4,005,171	$3,954,374
Audit-Related Fees	373,804	401,904
Tax Fees	384,777	406,383
All Other Fees	0	0

Total Fees	$4,763,752	$4,762,661

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2013 and 2012, services related to RAI’s preparation of registration statements, and the audits of certain subsidiaries where legally or statutorily required.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2013 and 2012. In fiscal 2013 and 2012, audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under applicable auditing and attestation standards. The Audit Committee pre-approved 100% of the audit-related services in 2013 and 2012.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2013 and 2012. In fiscal 2013 and 2012, tax fees consisted principally of fees for international tax services and tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2013 and 2012.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2013 and 2012.

Item 4:	Ratification of the Appointment of KPMG LLP as Independent Auditors

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of RAI for the fiscal year ending December 31, 2014. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the fiscal year ended December 31, 2013, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2014 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2014.

Shareholder Proposals

Certain of our shareholders have submitted the two proposals described under Items 5 and 6. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the two proposals.

Proposals of shareholders intended to be included in RAI’s 2015 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 21, 2014, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2015 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2015 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2015 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2015 annual meeting by no earlier than October 22, 2014, and no later than November 21, 2014. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2015 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2015 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of our website at www.reynoldsamerican.com or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 5:	Shareholder Proposal on Disclosure of Lobbying Policies and Practices

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

“Whereas, we rely on the information provided by our company, and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

“Resolved, the shareholders of Reynolds American, Inc. (‘Reynolds’) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Reynolds used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Reynolds’ membership in, and payments to, any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

“For purposes of this proposal, a ‘grassroots lobbying communication’ is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. ‘Indirect lobbying’ is lobbying engaged in by a trade association or other organization of which Reynolds is a member.

“Both ‘direct and indirect lobbying’ and ‘grassroots lobbying communications’ include efforts at the local, state and federal levels. Neither ‘lobbying’ nor ‘grassroots lobbying communications’ include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

“The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Reynolds’ website.”

The Proponent has submitted the following statement in support of this proposal:

“As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Reynolds spent $3.4 million on lobbying in 2012, according to US Senate records and, as recently 2012, the vice president of state government relations at Reynolds’ RAI Services Company served as treasurer and a member of the Private Enterprise Advisory Council of the American Legislative Exchange Council (ALEC). Reynolds does not disclose its payments for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Reynolds’ long-term interests.

“At least 50 companies, including Entergy and Express Scripts, have publicly left ALEC because their business objectives and values did not align with ALEC’s activities.”

Your Board of Directors recommends a vote AGAINST this proposal.

The proposal is unnecessary because RAI’s existing policies and procedures already provide for appropriate transparency. Most of the information requested in the shareholder proposal is disclosed on RAI’s website, www.reynoldsamerican.com, as well as in state and federal filings. RAI’s policies and practices regarding contributions to political candidates, organizations and committees, as well as those to organizations that advocate public policy positions, are also posted annually on our website.

In fact, RAI’s existing disclosure policies have earned it a place among the top tier of companies surveyed in the 2013 CPA-Zicklin Index of Corporate Political Accountability and Disclosure.

As background, products manufactured by RAI’s operating companies are sold, taxed and regulated in all 50 U.S. states. As a result, the companies’ businesses can be affected both by laws and regulations that impact the business climate generally, as well as those that specifically govern the manufacture and sale of tobacco products.

Accordingly, RAI and its operating companies participate in the political and public policy process in a manner consistent with the law and the interests of their businesses. Two ways in which RAI and its operating companies participate are through contributions to political organizations, candidates and committees, in the jurisdictions that permit them, and contributions to tax-exempt organizations that advocate public policy positions or engage in lobbying activity.

RAI and its operating companies may not necessarily agree with all of the positions taken by each candidate or organization to which they contribute, but before making a contribution, RAI and its operating companies determine that the contribution aligns with RAI’s mission of transforming tobacco, or is otherwise in the interests of RAI and its operating companies. As a matter of policy, corporate contributions are not made based on any director’s, officer’s or employee’s personal political preferences.

Every contribution by RAI and its operating companies to a candidate or committee, or to groups organized under Section 527 of the Code, is disclosed on RAI’s website.

The alignment between our business strategies and public policy positions is also explicitly shown on RAI’s website. The website identifies the three focus areas of our transforming tobacco strategy — Tobacco Harm Reduction, Youth Tobacco Prevention and Commercial Integrity — and explains how the public policy positions of our operating companies relate to each focus area. This information informs shareholders about the public policy positions RAI and its operating companies seek to advance through their lobbying activities, support for political candidates and contributions to public policy groups.

The RAI Services Company Public Affairs department, on behalf of RAI and its operating companies, retains the services of government relations consultants at the federal, state and local levels, as needed. Contracted lobbyists, and staff members registered to lobby, engage with elected officials and their staffs to communicate the companies’ viewpoints and perspectives on legislative and public policy matters. Lobbying expenses are disclosed in filings with appropriate federal and state agencies in accordance with applicable laws.

Information related to lobbying activity by trade associations to which RAI and its operating companies contribute is also already available on RAI’s website. The non-deductible amounts of significant contributions (contributions of $50,000 or more) to groups organized under Sections 501(c)(4) and (6) of the Code are disclosed on RAI’s website.

The shareholder proposal requests that a report of payments by the company for lobbying expenses and communications be compiled annually, but such a report would be virtually meaningless and potentially misleading to investors. “Lobbying” is defined differently from jurisdiction to jurisdiction. The same activity undertaken in two different states may be considered “lobbying” in one but not in the other. As a result, any “comprehensive” report of such expenses would be a classic “apples and oranges” comparison. Further, it is important to note that the shareholder proposal is incorrect in stating that RAI does not disclose its payments for lobbying. RAI and its operating companies do indeed file all appropriate reports to regulators in each jurisdiction in which they or their contractors engage in lobbying.

The proposed disclosure of payments to tax-exempt organizations that write and endorse model legislation is similarly unhelpful to shareholders. Many organizations develop or support proposed legislation. The fact that an organization receives a contribution does not mean that our companies agree with — or even take any position on — every policy position advocated by the organization. Consequently, disclosing a contribution to a group that may take positions on a wide range of issues will not inform shareholders as to whether RAI or its operating companies support or even have any interest in one or more pieces of model legislation written or endorsed by the organization.

The policies and procedures of RAI and its operating companies, including those governing engagement in the political and public policy processes, operate to ensure that such engagement is legally compliant and in the interests of our shareholders. RAI’s Code of Conduct requires that the resources of RAI and its operating companies be expended for purposes that are legal, ethical and in the best interest of the relevant company.

The additional disclosures this proposal seeks to require are not necessary, helpful or workable — shareholders and other stakeholders already have access to much of the information requested, and the additional information sought by the proposal will not serve the stated purpose of assisting shareholders in determining whether direct and indirect lobbying activity or grassroots lobbying communications are consistent with the expressed goals and best interests of RAI and its operating companies.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 6:	Shareholder Proposal on Animal Testing

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“PREVENT ANIMAL SUFFERING

“RESOLVED, to reduce animal suffering the Board should adopt and publish a policy restricting animal use to tests explicitly required by law.”

The Proponent has submitted the following statement in support of this proposal:

“Our Company has recently published studies reporting the use of animals in harmful experiments despite no legal requirement that they be conducted and the existence of superior nonanimal testing methods.

“In a 2012 study by our Company, nearly 900 mice and rats were given food containing smokeless tobacco and a liquid extract of the product to determine the health effects.1 The authors noted, ‘In rats, clinical signs included abrasion, alopecia, and red eye discharge. In mice, clinical signs included hunched posture, rough coat, genitalia swelling, discoloration, or tissue mass, tail or foot abrasion or ulceration, thinness, eye opacity, and lethargy.’ At the end of the study, all of the animals were killed and dissected.

“In another study by our Company, approximately 500 mice were each restrained in containers and forced to breathe cigarette smoke through their noses.2 The mice were killed at the end of the study. Our Company also conducted a study in which more than 800 mice had cigarette smoke condensate painted onto their bare skin three times a week for 29 weeks to intentionally cause skin tumors, after which they were killed.3

“None of these deadly experiments were required by law.

[1]	Theophilus EH, et al. (2012). Exp Toxicol Pathol 64(1): 15-24.
[2]	Williams CD, et al. (2010). Inhal toxicol 22(1): 49-55.
[3]	Kathman SJ, et al. (2010). Regul Toxicol Pharm 58(1): 106-113.

“Imperial Tobacco, one of our Company’s leading competitors, states, ‘Imperial Tobacco does not commission or conduct research involving animals, and would not undertake such research unless formally required to do so by governments or by recognised regulatory authorities.’4 Similarly, Altadis, one of the world’s largest tobacco companies, has stated, ‘We do not test anything on animals.’5

“Our Company can use exclusively nonanimal methods, combined with chemical analyses and research with smokers, to assess health effects of existing and new tobacco products. British American Tobacco has stated, ‘The use of in vitro [nonanimal] assays can overcome many of the problems inherent in the use of animal models…. For example, the use of human cells can negate the difficulty of inter-species extrapolation of results.’6 Other industry scientists note, ‘[I]n vitro toxicology tests can be successfully used both for better understanding the biological activity of cigarette smoke … and for guiding the development of cigarettes with reduced toxicity.’7

“In light of the modern nonanimal test methods available, the humane policies of other tobacco companies, and the public’s growing opposition to animal experimentation,8 it is imperative that our Company adopt and publish a policy restricting animal use to tests explicitly required by law.

“We urge shareholders to vote FOR this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

The vast majority of product-related testing conducted on behalf of RAI’s operating companies does not involve testing on animals. In the few circumstances where animal testing (in vivo testing) is deemed to be necessary, such tests are conducted according to the law and recognized best practices for ensuring animal welfare, using accepted scientific protocols.

RAI and its operating companies are committed to reducing the harm to human health caused by tobacco products. To achieve this goal, there are some circumstances under which the companies believe testing involving rats and mice may be necessary given the current state of science and regulatory policy.

Through services agreements, RJR Tobacco provides research and development services to other RAI operating companies, as needed. In broad terms, many of those services fall into two categories: product stewardship and research into products that have the potential to reduce harm.

It is a fundamental principle of RJR Tobacco’s product stewardship commitment that nothing be added to a tobacco product that increases the inherent toxicity of the product. Therefore, proposed changes to products or ingredients are assessed to ensure the change would not result in increased toxicity. As a general rule, such assessments have not warranted commissioning animal testing.

RAI’s operating companies need clearance from the U.S. Food and Drug Administration, referred to as the FDA, to market products with the potential to reduce risk to adult tobacco consumers. The FDA has issued draft guidance on the types of testing that it is looking for in order to approve either modified-risk products or new tobacco products. FDA draft guidance specifically states that in vitro, in vivo and ex vivo testing may provide context for the data regarding health risks and addictiveness (abuse liability) obtained from other studies. This is the protocol RJR Tobacco follows in designing its testing regimes.

[4]	http://www.imperial-tobacco.com/index.asp?page=493&issue=7#issue_7
[5]	E-mail to a member of the public. February 11, 2008.
[6]	Breheny D, et al. (2011). ATLA 39: 233-255.
[7]	Andreoli C, et al. (2003). Toxicol in Vitro 17(5-6): 587-594.
[8]	Goodman JR, et al. (2012). Contexts 11(2): 68-69.

The FDA’s draft guidance also states: “For in vivo animal studies, researchers should administer the test product to animals by a route representative of human exposure, where feasible.”

RJR Tobacco conducts a wide array of other tests before the determination is made that animal testing is necessary. No animal testing is conducted in-house or by company employees; all such tests are conducted by laboratories experienced in animal testing. A team from RJR Tobacco’s research and development department, led by an on-staff licensed veterinarian, fully investigates potential contract laboratories to ensure that appropriate guidelines and standards are being met before RJR Tobacco contracts with them.

RJR Tobacco’s contracts with those labs require that tests be conducted according to the law and recognized best practices for ensuring animal welfare, using accepted scientific protocols. RJR Tobacco’s commissioned testing involves only rats and mice bred specifically for the purpose of such testing, and minimizes the number of rodents used, as appropriate.

RAI and its operating companies support the efforts underway at the U.S. National Institutes of Health, the FDA and other research organizations to develop test models that can evaluate efficacy or toxicity of pharmaceuticals, tobacco products, food additives and other substances on humans that do not involve animal testing. Those methods are not yet fully developed and may be some years away from being validated and adopted. Nevertheless, RJR Tobacco is actively pursuing the development and validation of alternative methods for the assessment of products, including the use of cellular models, clinical assessments and computer-based tools.

RAI and its operating companies are committed to tobacco harm reduction, and believe that at this time, we must reserve the flexibility to perform animal testing if scientifically assessed to be relevant and necessary to achieving FDA approval of tobacco products.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:
• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest(1)	• Less than or equal to $25,000	• Chief Executive Officer or Chief Financial Officer
	• Greater than $25,000	• Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel

	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel

	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Board of Directors

(1)	If the transaction involves RAI’s Chief Executive Officer, or an immediate family member of such officer, then the Audit Committee is required to approve the transaction. If the transaction involves RAI’s Chief Financial Officer, or an immediate family member of such officer, then the Audit Committee or the Chief Executive Officer is required to approve the transaction.

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of our Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of our website at www.reynoldsamerican.com, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2013 Related Person Transactions

RAI paid BAT an aggregate of $554,568 during 2013 in consideration for the services of Messrs. Daly and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT — BATUS Japan, Inc., referred to as BATUSJ, and B.A.T. (U.K. & Export) Limited, referred to as BATUKE (BAT and all its subsidiaries, including B&W, BATUSJ and BATUKE, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States.

In December 2012, RJR Tobacco and BATUSJ entered into an amendment and extension agreement modifying the parties’ 2010 contract manufacturing agreement, referred to as the 2010 Agreement. Under the 2010 Agreement, RJR Tobacco is BATUSJ’s exclusive manufacturer of all of BATUSJ’s requirements for certain American-blend cigarettes intended to be sold and distributed in Japan. Either RJR Tobacco or BATUSJ may terminate the 2010 Agreement by furnishing three years’ notice to the other party, with any such notice to be given no earlier than January 1, 2016. The foregoing termination right is in addition to certain other termination rights each party has under the 2010 Agreement, including, without limitation, the right of a party to terminate upon the material, uncured breach of the 2010 Agreement by the other party. Under a 2004 contract manufacturing agreement with BATUKE, RJR Tobacco was appointed the exclusive U.S. manufacturer of all American-blend cigarettes which any BAT Customer, as defined in the agreement, chooses to manufacture in the United States, its territories and military installations. RJR Tobacco’s contract manufacturing agreement with BATUKE expires on December 31, 2014, subject to the agreement’s early termination and extension provisions. Sales by RJR Tobacco to the BAT Group pursuant to the 2010 Agreement during 2013 were $264,659,000.

During 2013, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $33,950,000. Also during 2013, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $48,053,000, none of which (including that portion of the purchase price that was paid by the BAT Group in 2013) was recorded as sales in RAI’s 2013 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2013, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $38,434,000.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2013, RJR Tobacco billed the BAT Group $3,776,000, and the BAT Group billed RJR Tobacco approximately $399,000, pursuant to such agreement. In 2013, RJR Tobacco recorded royalty income of $8,902,000 for the use of certain capsule technology by the BAT Group.

RJR Tobacco also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by RJR Tobacco of certain cigarette brands. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2013, RJR Tobacco recorded other purchases from the BAT Group of $26,790,000 pursuant to the foregoing arrangements. In addition, as of the end of 2013, RJR Tobacco had $103,000 in accounts payable to the BAT Group under such arrangements. During 2013, American Snuff Co. also recorded leaf purchases of $826,000 from the BAT Group.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2013, RJR Tobacco reimbursed the BAT Group $8,600 in connection with this indemnity, and an additional $100,000 was included in accounts payable at December 31, 2013.

From time to time, each of RJR Tobacco and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of RJR Tobacco and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2013, RJR Tobacco billed the BAT Group $24,000 in connection with such secondment arrangements.

In connection with the share repurchase program authorized by RAI’s Board in November 2011, RAI and B&W entered into an agreement, pursuant to which B&W agreed to participate in the repurchase program (which is scheduled to end on or before mid-2014) on a basis approximately proportionate with B&W’s 42% ownership of RAI’s equity. During 2013, RAI repurchased 6,258,315 shares of RAI common stock from B&W for the aggregate amount of $296,347,999 under such agreement.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2013, Mr. Caldwell earned approximately $201,123 in salary and bonus, and vested in a long-term incentive award valued at approximately $74,059.

Other

The Board is not aware of any matters to be presented for action at the 2014 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2014 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 21, 2014

APPENDIX A

REYNOLDS AMERICAN INC.

AMENDED AND RESTATED 2009 OMNIBUS INCENTIVE COMPENSATION PLAN

1.     Purpose.    The purpose of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan is to attract to RAI and its Subsidiaries, motivate and retain exceptional talent, and to reward employees for performance and the successful execution of RAI’s business plans and strategies.

2.     Definitions.    As used in the Plan,

(a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Aggregate Share Limit” means the aggregate maximum number of shares available under the Plan pursuant to Section 3(a)(i) of the Plan.

(c) “Annual Incentive Award” means a cash award granted pursuant to Section 8 of the Plan, where such award is based on Management Objectives and a Performance Period of one year or less.

(d) “Appreciation Right” means a right granted pursuant to Section 5 of the Plan.

(e) “Award” means any Annual Incentive Award, Option Right, Restricted Stock, Restricted Stock Unit, Appreciation Right, Performance Share, Performance Unit or Other Award granted pursuant to the terms of the Plan.

(f) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(g) “BAT” means, collectively, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales, and its Affiliates.

(h) “Beneficial Owner” or “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(i) “Board” means the Board of Directors of RAI.

(j) “Change of Control” means the first to occur of the following events:

(i)	an individual, corporation, partnership, group, associate or other entity or Person, other than any employee benefit plans sponsored by RAI, is or becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of RAI’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of RAI securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) and Brown & Williamson Tobacco Corporation (“B&W”), as thereafter amended (the “BCA”), or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco p.l.c., B&W and RAI, as thereafter amended (the “Governance Agreement”), shall not be considered a Change of Control for purposes of this subsection (i);

(ii)

individuals who constitute the Board (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by RAI’s shareholders, was (A) approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of RAI in which such person is named as a nominee of RAI for director) or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; and

(iii)	the consummation of (A) a merger or consolidation of RAI other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of RAI or such surviving entity outstanding immediately after such merger or consolidation, or (B) a sale, exchange or other disposition of all or substantially all of the assets of RAI, other than any such transaction where the transferee of all or substantially all of the assets of RAI is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of RAI outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity).

(k) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as such law and regulations may be amended from time to time.

(l) “Committee” means the Compensation and Leadership Development Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan.

(m) “Company” means, collectively, RAI and its Subsidiaries.

(n) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(o) “Date of Grant” means the date specified by the Board on which a grant of an Award will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(p) “Director” means a member of the Board.

(q) “EBIT” means earnings before interest and taxes.

(r) “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(s) “EBT” means earnings before taxes.

(t) “Effective Date” means the date that the Plan is approved by the shareholders of RAI.

(u) “Evidence of Award” means an agreement, certificate, resolution, notification or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the Awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of RAI and, unless otherwise determined by the Board, need not be signed by a representative of RAI or a Participant.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(w) “Existing Plan” means the Reynolds American Inc. Long-Term Incentive Plan, as amended.

(x) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

(y) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(z) “Management Objectives” means the measurable performance objective or objectives established pursuant to the Plan for Participants who have received grants of Annual Incentive Awards, Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or Other Awards pursuant to the Plan. Management Objectives may be described in terms of RAI-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within RAI or any Subsidiary. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Board may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following criteria:

(i)	Profits: (e.g., operating income, EBIT, EBT, net income, cash net income, earnings per share, residual or economic earnings or economic profit);

(ii)	Cash Flow: (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure targets or ranges, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns: (e.g., economic value added (EVA) or profits or cash flow returns on: sales, assets, invested capital, net capital employed or equity);

(iv)	Working Capital: (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory or days’ sales in payables);

(v)	Profit Margins: (e.g., Profits divided by revenues or sales, gross margins divided by revenues or sales, or operating margin divided by revenues or sales);

(vi)	Liquidity Measures: (e.g., debt-to-capital ratios, debt-to-EBITDA ratios or total debt);

(vii)	Sales Growth, Margin Growth, Unit Growth, Cost Initiative and Stock Price Metrics: (e.g., revenues, revenue growth, sales, sales growth, gross margin, operating margin, shipment volume, unit growth, stock price appreciation, total return to shareholders, expense targets, productivity targets or ratios, sales and administrative expenses divided by sales, or sales and administrative expenses divided by profits); and

(viii)	Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development or launch, strategic partnering, research and development, regulatory compliance or submissions, vitality or sustainability index, market share or penetration, geographic business expansion goals, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), at the Committee’s discretion, any Management Objective may be measured before special items, and may or may not be determined in accordance with GAAP. The Committee shall have the authority to make equitable adjustments to the Management Objectives (and to the related minimum, target and maximum levels of achievement or performance) as follows: in recognition of unusual or non-recurring events affecting RAI or any Subsidiary or Affiliate or the financial statements of RAI or any Subsidiary or Affiliate; in response to changes in applicable laws or regulations; to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; or in recognition of any events or circumstances (including, without limitation, changes in the business, operations, corporate or capital structure of the Company or the manner in which it conducts its business) that render the Management Objectives unsuitable; provided, however, that no such adjustments will be made in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code, unless the Committee determines that the satisfaction of such requirements is neither necessary or appropriate.

(aa) “Market Value per Share” means, as of any particular date, the closing price of a Share as reported on The New York Stock Exchange or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed. If the Shares are not traded as of any given date, the Market Value per Share means the closing price for the Shares on the principal exchange on which the Shares are traded for the immediately preceding date on which the Shares were traded. If there is no regular public trading market for the Shares, the Market Value per Share of the Shares shall be the fair market value of the Shares as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(bb) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(cc) “Option Price” means the purchase price payable on exercise of an Option Right.

(dd) “Option Right” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of the Plan.

(ee) “Other Award” means an Award granted pursuant to Section 9 of the Plan.

(ff) “Participant” means a person who is selected by the Board to receive Awards under the Plan and who is at the time an employee of RAI or any one or more of its Subsidiaries. The term “Participant” shall also include any person selected by the Board who provides services to RAI or a Subsidiary, including any person providing services to any entity in which RAI or any of its Subsidiaries has an ownership interest of at least twenty (20) percent (provided that such person satisfies the Form S-8 definition of an “employee”).

(gg) “Performance Period” means, in respect of an Award, a period of time within which the Management Objectives relating to such Award are to be achieved.

(hh) “Performance Share” means an Award under the Plan equivalent to the right to receive one Share awarded pursuant to Section 8 of the Plan.

(ii) “Performance Unit” means a unit awarded pursuant to Section 8 of the Plan that is equivalent to $1.00 or such other value as is determined by the Board.

(jj) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections      13(d) and 14(d) thereof and the rules thereunder, except that such term shall not include (i) RAI or any Subsidiary, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of RAI or any Subsidiary, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of RAI in substantially the same proportions as their ownership of stock of RAI.

(kk) “Plan” means this Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan.

(ll) “Qualified Performance-Based Award” means any Award or portion of an Award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(mm) “RAI” means Reynolds American Inc., a North Carolina corporation, and any successors thereto.

(nn) “Restricted Stock” means Shares granted pursuant to Section 6 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(oo) “Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Units may be subject to restrictions, as provided in Section 6 and Section 7 of the Plan.

(pp) “Restricted Stock Unit” means an Award made pursuant to Section 7 of the Plan.

(qq) “Secondary Committee” means one or more senior officers of RAI (who need not be members of the Board), acting as a committee established by the Board pursuant to Section 12(b) of the Plan, subject to such conditions and limitations as the Board shall prescribe.

(rr) “Shares” means the shares of common stock, par value $0.0001 per share, of RAI or any security into which such Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of the Plan.

(ss) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Appreciation Right, respectively.

(tt) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by RAI; except that, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time RAI owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

3.     Shares Available Under the Plan.

(a)	Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 11 of the Plan, the maximum number of Shares that may be issued (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment or settlement of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment or settlement of Restricted Stock Units, (D) in payment or settlement of Performance Shares or Performance Units that have been earned, (E) in payment or settlement of Other Awards, or (F) in payment of dividend equivalents paid with respect to Awards made under the Plan, in the aggregate, will not exceed 38,000,000 Shares (the “Aggregate Share Limit”) (19,000,000 of which were approved by shareholders of RAI in 2009 and then subjected to a two-for-one stock split in 2010).

(ii)	Shares covered by an Award granted under the Plan shall not be counted against the Aggregate Share Limit unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by any Shares relating to prior Awards that have expired or have been forfeited or cancelled, and to the extent of payment in cash of the benefit provided by any Award granted under the Plan, any Shares that were covered by that Award will be available for issue or transfer hereunder. If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the Aggregate Share Limit. In addition, upon the full or partial payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding provisions in connection with any such exercise or any other payment made or benefit realized under this Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued under this Plan only the net number of Shares actually issued by the Company.

(iii)	Subject to adjustment as provided in Section 11 of the Plan, the aggregate number of Shares actually issued by the Company upon the exercise of Incentive Stock Options will not exceed 6,000,000 Shares (3,000,000 of which were approved by shareholders of RAI in 2009 and then subjected to a two-for-one stock split in 2010).

(b)   Individual Participant Limits.    Notwithstanding anything in this Section 3, or elsewhere in the Plan, to the contrary, and subject to adjustment as provided in Section 11 of the Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 6,000,000 Shares during any calendar year (3,000,000 of which were approved by shareholders of RAI in 2009 and then subjected to a two-for-one stock split in 2010);

(ii)	No Participant will be awarded Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 3,000,000 Shares during any calendar year (1,500,000 of which were approved by shareholders of RAI in 2009 and then subjected to a two-for-one stock split in 2010);

(iii)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value in excess of $20,000,000;

(iv)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award that is an Annual Incentive Award having an aggregate maximum value in excess of $20,000,000; and

(v)	In no event will any Participant in any calendar year receive a Qualified Performance-Based Award in the form of Other Awards of cash under Section 9(b) having an aggregate maximum value in excess of $20,000,000.

4.     Option Rights.    The Board may, from time to time, authorize the granting to Participants of Option Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each grant will specify the number of Shares to which it pertains subject to the limitations set forth in Section 3 of the Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 20 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to RAI or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to RAI of Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by withholding by RAI from the Shares otherwise deliverable to the Optionee upon the exercise of such Option, a number of Shares having a value at the time of exercise equal to the total Option Price, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to RAI of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with RAI or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under the Plan may be (i) options, including, without limitation, Incentive Stock Options, (ii) options that are not intended to qualify as Incentive Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in Shares (or Appreciation Rights payable in Shares or cash, or a combination of both, at the Board’s discretion) for outstanding Option Rights; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Option Rights at the date of substitution and the difference between the Market Value per Share of the underlying Shares and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value per Share of the underlying Shares and the Option Price of the Option Rights. If, in the opinion of RAI’s auditors, this provision creates adverse accounting consequences for RAI, it shall be considered null and void.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) No Option Right will be exercisable more than 10 years from the Date of Grant.

5.     Appreciation Rights.    The Board may, from time to time, authorize the granting to any Participant of Appreciation Rights upon such terms and conditions consistent with the following provisions as it may determine:

(a) An Appreciation Right will be a right of the Participant to receive from RAI an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant will specify the Base Price, which (except with respect to awards under Section 20 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by RAI in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(e) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(f) Each grant will specify the period or periods of continuous service by the Participant with RAI or any Subsidiary that is necessary before such Appreciation Right or installments thereof will become exercisable.

(g) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(h) Successive grants may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(i) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) No Appreciation Right granted under the Plan may be exercised more than 10 years from the Date of Grant.

6.     Restricted Stock.    The Board may, from time to time authorize the granting of Restricted Stock to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each such grant will constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but such rights shall be subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may determine.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant will provide that the Restricted Stock covered by such grant that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below.

(d) Each such grant will provide that during, and may provide that after, the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in RAI or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(g) Any such grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock or paid in cash, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by RAI until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at RAI’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.     Restricted Stock Units.    The Board may, from time to time authorize the granting of Restricted Stock Units to Participants upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each such grant will constitute the agreement by RAI to deliver Shares, cash or a combination thereof to the Participant in the future in consideration of the performance of services, but subject to such restrictions and the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify.

(b) Each such grant may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her Award and will have no rights of ownership in the Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a current, deferred or contingent basis, either in cash, additional Restricted Stock Units or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e) Each grant of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned.

8.     Annual Incentive Awards, Performance Shares and Performance Units.    The Board may, from time to time, authorize the granting of Annual Incentive Awards, Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period, upon such terms and conditions consistent with the following provisions as it may determine:

(a) Each grant will specify either the number of, or amount payable with respect to, Annual Incentive Awards, Performance Shares or Performance Units to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Annual Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year in the case of each Performance Share and Performance Unit), as will be determined by the Board, which may be subject to earlier lapse or other modification in the event of the retirement, death or disability, or other termination of employment of a Participant, or a Change of Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c) Any grant of Annual Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the Award and may set forth a formula for determining the number of, or amount payable with respect to, Annual Incentive Awards, Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels.

(d) Each grant will specify the time and manner of payment of Annual Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may be paid by RAI in cash, in Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Annual Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

9.     Other Awards.

(a) The Board may, subject to limitations under applicable law, grant to any Participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such Shares, including, without limitation, awards consisting of securities or other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and Awards valued by reference to the book value of Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of RAI. The Board shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Shares, Other Awards, notes or other property, as the Board shall determine.

(b) Except as otherwise provided in Section 15(b), cash awards, as independent Awards or as an element of or supplement to any other Award granted under the Plan, may also be granted pursuant to this Section 9.

(c) The Board may grant Shares as a bonus, or may grant other Awards in lieu of obligations of RAI or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

10.   Transferability.

(a) Except as otherwise determined by the Board, no Awards granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such Award granted under the Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the Shares that are to be issued by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock or Restricted Stock Units or upon payment under any grant of Performance Shares, Performance Units or Other Awards will be subject to further restrictions on transfer.

11.   Adjustments.    The Board shall make or provide for such adjustments in the numbers of Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Shares covered by Other Awards, in the Option Price and Base Price provided in outstanding Option Rights or Appreciation Rights, and in the kind of Shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(a)(iii) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.   Administration of the Plan.

(a) The Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under the Plan to the Committee. To the extent of any such delegation, references in the Plan to the Board will be deemed to be references to such Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b) To the extent permitted by applicable law, including any rule of the New York Stock Exchange, the Board or Committee may delegate its duties under the Plan to a Secondary Committee, subject to such conditions and limitations as the Board or Committee shall prescribe; provided, however, that: (i) no Secondary Committee may grant an Award to a Participant who is subject to Section 16 of the Exchange Act; (ii) no Secondary Committee may grant an Award designed to be a Qualified Performance-Based Award; (iii) no Secondary Committee may grant an Award to a member of such Secondary Committee; (iv) the resolution providing for such delegation sets forth the total number of Shares and/or the pool dollar value of the Awards such Secondary Committee may grant; and (v) the Secondary Committee shall report periodically to the Board or the Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. To the extent of any such delegation, references or deemed references in the Plan to the Committee will be deemed to be references to such Secondary Committee. A majority of the Secondary Committee will constitute a quorum, and the action of the members of the Secondary Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Secondary Committee.

(c) The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Evidence of Award or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in an Evidence of Award, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Evidence of Award, and, subject to Sections 15 and 18, adopting modifications and amendments to this Plan or any Evidence of Award, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which RAI, its Affiliates, and/or its Subsidiaries operate. The grant of any Award that specifies Management Objectives that must be achieved before such Award can be earned or paid will specify that, before such Award will be earned and paid, the Committee must certify that the Management Objectives have been satisfied.

(d) The interpretation and construction by the Board of any provision of this Plan or of any Evidence of Award or other agreement or document ancillary to or in connection with this Plan and any determination by the Board pursuant to any provision of the Plan or of any such Evidence of Award or other agreement or document ancillary to or in connection with this Plan will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

13.   Non U.S. Participants.    In order to facilitate the making of any grant or combination of grants under the Plan, the Board may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by RAI or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of RAI may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of RAI.

14.   Withholding Taxes.    To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Board, the Company shall withhold such Shares having a value that shall not exceed the statutory minimum amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Board, or the Company may require the Participant, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Shares required to be delivered to the Participant, Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Shares held by such Participant. The Shares used for tax withholding will be valued at an amount equal to the fair market value of such Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Shares to be withheld and delivered pursuant to this Section 14 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Option Rights.

15.   Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan must be approved by the shareholders of RAI in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of the Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other Awards, or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval.

(c) If permitted by Section 409A of the Code and Section 162(m) in the case of a Qualified Performance-Based Award, but subject to Section 15(d), in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Shares of Restricted Stock or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Annual Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to Section 10(b) of the Plan, or in the event of a Change of Control, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or Other Award may be exercised or the time when such Restriction Period will end or the time at which such Annual Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

(d) Subject to Section 15(b) of the Plan, the Board may amend the terms of any award theretofore granted under the Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. Subject to Section 11 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent, except as necessary to comply with changes in law or accounting rules applicable to RAI. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder on the date of termination.

16.   Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by RAI from time to time) and (ii) RAI makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then RAI shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, RAI reserves the right to make amendments to the Plan and grants hereunder as RAI deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

17.   Governing Law.    The Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of North Carolina, without regard to principles of conflicts of laws.

18.   Effective Date/Termination.    The Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan first became effective on May 6, 2009, the date it was approved by RAI’s shareholders. This Plan will be effective as of the Effective Date. No grants will be made on or after May 6, 2009 under the Existing Plan, except that outstanding Awards granted under the Existing Plan will continue unaffected, in accordance with the terms of the Existing Plan as in effect on May 6, 2009, following May 6, 2009. No grant will be made under the Plan more than 10 years after May 6, 2009, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the Evidence of Award conveying such grants and of the Plan.

19.   Miscellaneous.

(a) Each grant of an Award will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Board may approve.

(b) RAI will not be required to issue any fractional Shares pursuant to the Plan. The Board may provide for the elimination of fractional Shares or for the settlement of fractional Shares in cash.

(c) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with RAI or any Subsidiary, nor will it interfere in any way with any right RAI or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(d) No person shall have any claim to be granted any Award under the Plan. Without limiting the generality of the foregoing, the fact that a target Award is established for the job value or level for an employee shall not entitle any employee to an Award hereunder. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a shareholder with respect to any Shares covered by any Award until the date as of which he or she is actually recorded as the holder of such Shares upon the stock records of the Company.

(e) Determinations by the Board or the Committee under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and Awards under the Plan, whether or not such persons are similarly situated.

(f) Except with respect to Section 19(h), to the extent that any provision of the Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan.

(g) No Award under the Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.

(h) Absence or leave approved by a duly constituted officer of RAI or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder.

(i) The Board may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by RAI or a Subsidiary to the Participant.

(j) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(k) Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award upon such terms and conditions as the Board or Committee may specify in such Evidence of Award; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. This Section 19(k) shall not be the Company’s exclusive remedy with respect to such matters. This Section 19(k) shall not apply after a Change of Control, unless otherwise specifically provided in the Evidence of Award.

20.   Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by grantees of an entity engaging in a corporate acquisition or merger transaction with RAI or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code.

(b) In the event that a company acquired by RAI or any Subsidiary or with which RAI or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of RAI or any Subsidiary prior to such acquisition or merger. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(c) Any Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, RAI under Sections 20(a) or 20(b) above will not reduce the Aggregate Share Limit available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, RAI under Sections 20(a) or 20(b) above will be added to the Aggregate Share Limit contained in Section 3 of this Plan.

REYNOLDS AMERICAN INC. 401 NORTH MAIN STREET WINSTON-SALEM, NC 27102-2990You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2014 (May 3, 2014 for Savings Plan or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONSI f you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2014 (May 3, 2014 for Savings Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you .VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broad ridge, 51 Mercedes Way, Edgewood, NY 11717.Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M69758-P48466-Z62521KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYREYNOLDS AMERICAN INC. The Board of Directors recommends a vote FOR:1. Election of Directors Nominees For Class I: 1a. Susan M. Cameron 1b. Luc Jobin 1c. Nana Mensah 1d. Ronald S. Rolfe 1e. John J. Zillmer Nominee For Class II: 1f. Sir Nicholas Scheele For address changes and/or comments, please check this box and write them on the back where indicated. Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a if duciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1, 2, 3 and 4; and AGAINST Items 5 and 6; and by Fidelity, as Trustee under the Savings Plan, and FESC, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Fidelity and FESC, respectively. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible! To: Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 7, 2014 (May 3, 2014 for Savings Plan or SIP participants). Broadridge is responsible for tabulating the returns. If you have any questions or need assistance in voting the shares, please contact: Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101(866) 210-9976 (toll-free) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com. DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET M69759-P48466-Z62521 REYNOLDS AMERICAN INC. PROXY This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 8, 2014.The undersigned shareholder of Reynolds American Inc. hereby appoints Daniel M. Delen, Mc Dara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 8, 2014 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “Savings Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the Savings Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed and dated on reverse side Approval of the Reynolds American Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan Advisory Vote to Approve the Compensation of Named Executive Ofﬁcers Ratification of the Appointment of KPMG LLP as Independent Auditors The Board of Directors recommends a vote AGAINST: Shareholder Proposal on Disclosure of Lobbying Policies and Practices Shareholder Proposal on Animal Testing